Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

REAL MEX RESTAURANTS, INC.

RM RESTAURANT HOLDING CORP.

and

RM INTEGRATED, INC.

Dated August 17, 2006

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		Page

10.12.	Specific Performance	57
10.13.	Waiver of Jury Trial	57
10.14.	Failure or Indulgence not Waiver	58
10.15.	Amendments	58

Exhibits

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation; Bylaws
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Commitment Letter
Exhibit F	Company Stockholder Approval
Exhibit G	Newco Stockholder Approval
Exhibit H	Management Agreement Termination
Exhibit I	Working Capital Schedule
Exhibit J	Form of Opinion of Dechert LLP
Exhibit K	Form of Opinion of Morgan, Lewis & Bockius LLP

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated August 17, 2006, by and among Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), RM Restaurant Holding Corp., a Delaware corporation (“Parent”), RM Integrated, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”), and joined in by Bruckmann, Rosser, Sherrill & Co., Inc., as representative for the benefit of the Former Securities Holders solely for purposes of Sections 2.10 and 9.1 hereof (the “Representative”).

WHEREAS, the Board of Directors of each of Parent, Newco and the Company has approved this Agreement and the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of each of Parent, Newco and the Company has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (as defined below), are in the best interests of its respective stockholders.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1 -

CERTAIN DEFINITIONS

1.1.          Certain Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below.

“1998 Incentive Compensation Plan” means the Acapulco Acquisition Corp. (a/k/a Real Mex Restaurants, Inc.) 1998 Stock-Based Incentive Compensation Plan adopted November 16, 1998, as amended from time to time.

“2000 Incentive Compensation Plan” means the Amended and Restated Acapulco Acquisition Corp. (a/k/a Real Mex Restaurants, Inc.) 2000 Stock-Based Incentive Compensation Plan adopted September 23, 2002, as amended from time to time.

“Accounting Principles Consistently Applied” means GAAP (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the December 25, 2005 audited consolidated balance sheet included in the Company Financial Statements and (B) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date.

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price (which amount may be a negative number); provided that the Actual Adjustment shall, if applicable, be limited to a maximum amount of $5,000,000 and a minimum amount of $(5,000,000) (a negative number).

“Actual Value” has the meaning set forth in Section 2.10(d)(iii)(C).

“Affiliates” means, with respect to a particular Person, Persons controlling, controlled by, or under common control with that particular Person, as well as any executive officers and their immediate family members, directors and their immediate family members, and majority-owned entities of that particular Person and of its other Affiliates.  For the purposes of the foregoing, (i) ownership, directly or indirectly, of 20% or more of the voting securities or other equity interest shall be deemed to constitute control and (ii) immediately family members of an individual shall consist of such individual’s parents, siblings, spouse, children or grandchildren.

“Aggregate Common Stock Purchase Price” means the Purchase Price, minus the Escrow Amounts, minus the Aggregate Series A Preferred Stock Consideration, minus the Aggregate Series B Preferred Stock Consideration, minus the Aggregate Series C Preferred Stock Consideration and minus the Aggregate Series D Preferred Stock Consideration.

“Aggregate Series A Preferred Stock Consideration” means the Per Share Series A Preferred Stock Consideration (without deduction of any Unpaid Purchase Price Per Share) multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series B Preferred Stock Consideration” means the Per Share Series B Preferred Stock Consideration (without deduction of any Unpaid Purchase Price Per Share) multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series C Preferred Participation” means (x) 40% of (y) (i) the Purchase Price, minus (ii) the Escrow Amounts, minus (iii) the Aggregate Series C Preferred Preference, minus (iv) the Aggregate Series A Preferred Stock Consideration, minus (v) the Aggregate Series B Preferred Stock Consideration and minus the Aggregate Series D Preferred Stock Consideration.

“Aggregate Series C Preferred Preference” means the Per Share Series C Preferred Preference (without deduction of any Unpaid Purchase Price Per Share) multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series C Preferred Stock Consideration” means the Aggregate Series C Preferred Preference plus the Aggregate Series C Preferred Participation.

“Aggregate Series D Preferred Stock Consideration” means the Per Share Series D Preferred Stock Consideration multiplied by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

“Agreement” means this Agreement and Plan of Merger.

“Applicable Percentage” means (i) 40%, in respect of the Former Series C Preferred Holders, payable to such holders in accordance with their Series C Ownership Percentages, and (ii) 60%, in respect of the Former Common Securities Holders, payable to such holders in accordance with their Common Stock Ownership Percentages.

“BRS” means Bruckmann, Rosser, Sherrill & Co., Inc.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock.

“Change in Control” means any direct or indirect sale of the Company to any unaffiliated third person (whether by merger, consolidation, reorganization, other business combination transaction, sale of all or substantially all of its business or assets, or acquisition by any Person of beneficial ownership of securities representing 50% or more of the combined voting power of the outstanding securities of the Company).

“Claim” has the meaning set forth in Section 9.1(a).

“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $.001 per share, of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the Reference Time, less the Excess Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Common Stock Options” means outstanding options to purchase shares of Common Stock, including those issued pursuant to the 1998 Incentive Compensation Plan, the 2000 Incentive Compensation Plan and/or the Option Agreements.

“Common Stock Ownership Percentage” means, for each holder of Common Stock, Common Stock Options and Warrants, the percentage determined by dividing (x) the number of shares of Common Stock held by such holder immediately prior to the Effective Time, assuming the exercise of all In-the-Money Common Stock Options and Warrants, if any, held by such holder prior to the Effective Time, by (y) the number of Fully Diluted Shares.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Contracts” has the meaning set forth in Section 3.15.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.14.

“Company SEC Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Stock” means the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, collectively.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” has the meaning set forth in Section 3.15.

“Dissenting Shares” has the meaning set forth in Section 2.12.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

“Employment Litigation” means:  (i) the litigation matters disclosed in Items #1, #4, #8, #9, #10 and #11 of Schedule 3.9; (ii) any litigation claims consolidated with any of the litigation matters described in the immediately preceding clause (i), to the extent (and only to such extent) that such claims or any parts thereof arise from the conduct or alleged conduct of business or any other action allegedly taken or omitted to be taken by the Company or any of its Subsidiaries prior to Closing; (iii) any claims alleged against the Company and/or its Subsidiaries that are asserted during the period after Closing in which the Employment Litigation Escrow Account continues to hold any funds under the Escrow Agreement, to the extent (and only to such extent) that such claims or any parts thereof arise from the conduct or alleged conduct of business or any other action allegedly taken or omitted to be taken by the Company or any of its Subsidiaries prior to Closing and assert substantially the same or substantially similar legal theories or bases of liability (including, without limitation, under any wage and hour laws, codes, ordinances or rules applicable to the Company and/or its Subsidiaries in California) as any of the matters described in the immediately preceding clauses (i) or (ii) (in each case except with respect to litigation claims disclosed in Item #4 of Schedule 3.9); and (iv) the litigation claims disclosed in Item #5 of Schedule 3.9.

“Employment Litigation Escrow Account” has the meaning set forth in Section 2.10(c)(i).

“Employment Litigation Escrow Amount” has the meaning set forth in Section 2.10(c)(i).

“Employment Litigation Escrow Funds” has the meaning set forth in Section 2.10(c)(i).

“Employment Litigation Losses” means (1) all cash payments actually made by the Surviving Corporation or its Subsidiaries after the Effective Time to third Persons pursuant to the Employment Litigation Settlement Agreement and (2) in respect of any of the Employment Litigation that is not covered by the Employment Litigation Settlement Agreement, any and all reasonable out-of-pocket damages, costs, losses or expenses (including reasonable and documented attorneys’ fees and all disbursements) incurred by the Surviving Corporation after the Effective Time arising out of or resulting from the Employment Litigation

“Employment Litigation Settlement Agreement” means the Settlement Agreement proposed to be entered into in respect of the Verdi and Perez Employment Litigation matters disclosed in Item #1 of

Schedule 3.9, in the nominal amount (inclusive of plaintiff attorneys’ fees) of $5,000,000, in such form as may be submitted to Superior Court for the State of California, Los Angeles County, for approval.

“Environmental Laws” shall mean all federal, state and local statutes, regulations and ordinances having the force or effect of law concerning pollution or protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Accounts” means the Employment Litigation Escrow Account and the Purchase Price Escrow Account.

“Escrow Agreement” has the meaning set forth in Section 2.10(c)(i).

“Escrow Amounts” means the Employment Litigation Escrow Amount and the Purchase Price Escrow Amount.

“Escrow Funds” means the Employment Litigation Escrow Funds and the Purchase Price Escrow Funds.

“Estimated Per Share Common Stock Closing Consideration” means the Per Share Common Stock Closing Consideration, provided that the defined terms “Purchase Price” and “Per Share Series C Preferred Participation,” as indirectly used in such definition, shall be deemed replaced with the defined terms “Estimated Purchase Price” and “Estimated Per Share Series C Preferred Participation,” respectively.

“Estimated Per Share Series C Preferred Participation” means the Per Share Series C Preferred Participation, provided that the defined term “Purchase Price,” as indirectly used in such definition, shall be deemed replaced with the defined term “Estimated Purchase Price.”

“Estimated Purchase Price” has the meaning set forth in Section 2.10(b).

“Excess Cash” means (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments and including cash proceeds to the Company from any exercise prior to the Reference Time of Common Stock Options or Warrants or any payment prior to the Reference Time of “Additional Consideration” (as defined in the Restricted Stock agreements) in respect of the Restricted Stock) and certificates of deposit of the Company and its Subsidiaries as of the Reference Time, without deduct for outstanding checks or bank check gift certificates, minus (ii) the Petty Cash. To the extent the Company or its Subsidiaries pays any Prepayment Premiums on Closing Date Funded Indebtedness, such amount shall be added back to the calculation of Excess Cash.

“Exchange Act” means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Expense Funds” has the meaning set forth in Section 9.1(b).

“Final Statement of Purchase Price” has the meaning set forth in Section 2.10(d)(ii).

“Former Common Securities Holders” means the former holders of Common Stock (other than any Dissenting Shares) and the former holders of Common Stock Options and Warrants who were holders of Common Stock, Common Stock Options and Warrants, respectively, as of immediately prior to the Effective Time, collectively.

“Former Holders” means the former holders of Company Stock (other than any Dissenting Shares) who were holders of Company Stock as of immediately prior to the Effective Time.

“Former Securities Holders” means the Former Holders and the former holders of Common Stock Options and Warrants who were holders of Company Stock, Common Stock Options and Warrants, respectively as of immediately prior to the Effective Time, collectively.

“Former Series C Preferred Holders” means the former holders of Series C Preferred Stock (other than any Dissenting Shares) who were holders of Series C Preferred Stock as of immediately prior to the Effective Time.

“Fully Diluted Shares” means the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than treasury shares), assuming the exercise of all In-the-Money Common Stock Options and Warrants immediately prior to the Effective Time.

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of and accrued and unpaid interest on and other payment obligations arising under any obligations of the Company or its Subsidiaries for (i) indebtedness for borrowed money, including under the Senior Secured Notes, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) letters of credit issued for the account of the Company or its Subsidiaries but only to the extent drawn, or (iv) obligations under leases required in accordance with GAAP to be recorded as capital leases, in each case excluding intercompany indebtedness, and excluding the Prepayment Premiums.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” shall mean hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including without limitation, petroleum or petroleum constituents, friable asbestos-containing material or polychlorinated biphenyls.

“High Value” has the meaning set forth in Section 2.10(d)(iii)(B).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Common Stock Option” has the meaning set forth in Section 2.9(a).

“Indenture” means the Indenture, dated as of March 31, 2004, as amended and supplemented, by the Company, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, governing the Senior Secured Notes.

“Intellectual Property Rights” means all patents, patent applications, trademarks, software and service marks, and all registrations and applications therefor, copyrights, copyright registrations and applications, domain names and trade secrets.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person and the actual knowledge that such Person would have obtained after reviewing the representations and warranties contained in this Agreement that are relevant to such Person’s job responsibilities and conducting a reasonable inquiry with respect to confirming the accuracy thereof; provided that in the case of the Company, such actual knowledge shall be limited to the Knowledge of Frederick F. Wolfe, Steven Tanner, Charles Rink, Carlos Angulo and Peter Letendre.

“Law” means any statute, law, ordinance, regulation, order, or rule of any Governmental Authority and common law.

“Leased Property” has the meaning set forth in Section 3.17.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Lien” means any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind.

“Low Value” has the meaning set forth in Section 2.10(d)(iii)(A).

“Management Agreement” means the Amended and Restated Management Agreement, dated as of June 28, 2000, by and between the Managers, the Company, and the Subsidiaries of the Company named therein, as amended.

“Management Agreement Termination” has the meaning set forth in Section 5.11

“Management Fees” has the meaning set forth in Section 5.11.

“Managers” mean each of Bruckmann, Rosser, Sherrill & Co., Inc., FS Private Investments, L.L.C., and their successors or assigns under the Management Agreement.

“Material Adverse Effect” means a material adverse effect upon (x) the assets and liabilities (taken together), financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse change, event or effect occurring after the date hereof, in each case arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company or its Subsidiaries operate that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war that do not disproportionately affect the Company and its Subsidiaries; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the  markets or industries in which they operate; (vi) any action taken by a party hereto in accordance with this Agreement (including any adverse change, event or effect that results from Parent’s refusal to permit the Company or its Subsidiaries upon the Company’s written request to take any of the actions specified in Section 5.3 hereof); (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), shall not be taken into account in determining whether a “Material Adverse Effect” under this clause (x) has occurred or would reasonably be expected to occur with respect to such entity, or (y) the ability of the Company to consummate the Merger or the other transactions contemplated hereby.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Lease” has the meaning set forth in Section 3.17.

“Merger” has the meaning set forth in Section 2.1.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of any date all “current assets” less all “current liabilities” of the Company and its Subsidiaries on a consolidated basis as determined in accordance with the Accounting Principles Consistently Applied, and then adjusted by (1) subtracting cash and cash equivalents to the extent included in “current assets”, (2) adding any Funded Indebtedness or Prepayment Premiums included in “current liabilities”, (3) subtracting any prepaid income taxes or deferred tax assets included in “current assets” and adding any income taxes payable and deferred income taxes included in “current liabilities”, (4) adding all fees, expenses, liabilities and obligations paid or payable by the Company at or prior to the Reference Time or included in “current liabilities” in connection with any financing by Parent, Newco and their respective affiliates of the transactions contemplated hereby, (5) adding any liabilities included in “current liabilities” in respect of the Common Stock Options, the 1998 Incentive Compensation Plan, the 2000 Incentive Compensation Plan, and the Restricted Stock, (6) adding any Seller Expenses or other liabilities with respect to the Management Agreement included in “current liabilities”, (7) adding any expenses or liabilities relating to the Employment Litigation included in “current liabilities”, (8) subtracting any outstanding bank check gift certificates or outstanding checks not otherwise included in “current liabilities”,  (9) subtracting any receivable relating to indemnification from J.W. Childs included in “current assets”, (10) subtracting any tenant allowances included in “current assets” and (11) adding any severance costs or expenses relating to former employees of Chevys Restaurants included in “current liabilities.”  A proper illustration of the calculation of Net Working Capital for the twelve month period ending June 25, 2006 is attached hereto as Exhibit I.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of the Reference Time exceeds the Reference Amount or (ii) the amount by which Net Working Capital as of the Reference Time is less than the Reference Amount; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Newco” has the meaning set forth in the introductory paragraph hereto.

“Newco Plans” has the meaning set forth in Section 5.8(b).

“Option Agreements” means the written option agreements of the Company pursuant to which any Common Stock Options have been issued.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Per Share Adjustment Amount (Common)” means the amount obtained by dividing 60% of the Actual Adjustment (if a positive number) by the number of Fully Diluted Shares.

“Per Share Adjustment Amount (Series C Preferred)” means the amount obtained by dividing 40% of the Actual Adjustment (if a positive number) by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than treasury shares).

“Per Share Common Stock Closing Consideration” means the amount obtained by dividing the Aggregate Common Stock Purchase Price by the number of Fully Diluted Shares.

“Per Share Holdback Amount (Common)” means the amount obtained by dividing (i) 60% of any amounts released from Escrow Accounts pursuant to this Agreement and the Escrow Agreement for payment to Former Securities Holders, when, as and if so released by (ii) the number of Fully Diluted Shares.

“Per Share Holdback Amount (Series C Preferred)” means the amount obtained by dividing (i) 40% of any amounts released from Escrow Accounts pursuant to this Agreement and the Escrow Agreement for payment to Former Securities Holders, when, as and if so released by (ii) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than treasury shares).

“Per Share Series A Preferred Stock Consideration” means, with respect to each outstanding share of Series A Preferred Stock (other than Dissenting Shares), an amount equal to (i) the Liquidation Preference (as defined in the Series A/B Designation) of such share as of the Closing Date, (ii) plus an amount equal to the prorated dividend on such share from the last Dividend Payment Date (as defined in the Series A/B Designation) to the Closing Date and (iii) solely in the case of each share of Restricted Series A Preferred Stock, minus the applicable Unpaid Purchase Price Per Share.

“Per Share Series B Preferred Stock Consideration” means, with respect to each outstanding share of Series B Preferred Stock (other than Dissenting Shares), an amount equal to (i) the Liquidation Preference (as defined in the Series A/B Designation) of such share as of the Closing Date, (ii) plus an amount equal to the prorated dividend on such share from the last Dividend Payment Date (as defined in the Series A/B Designation) to the Closing Date and (iii) solely in the case of each share of Restricted Series B Preferred Stock, minus the applicable Unpaid Purchase Price Per Share.

“Per Share Series C Preferred Participation” means, with respect to each outstanding share of Series C Preferred Stock (other than Dissenting Shares), an amount equal to (i) the Aggregate Series C Preferred Participation divided by (ii) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (other than treasury shares).

“Per Share Series C Preferred Preference” means, with respect to each outstanding share of Series C Preferred Stock (other than Dissenting Shares), an amount equal to (i) the Liquidation Preference (as defined in the Series C Designation) of such share as of the Closing Date, (ii) plus an amount equal to the prorated dividend on such share from the last Dividend Payment Date (as defined in the Series C Designation) to the Closing Date and (iii) solely in the case of each share of Restricted Series C Preferred Stock, minus the applicable Unpaid Purchase Price Per Share.

“Per Share Series D Preferred Stock Consideration” means, with respect to each outstanding share of Series D Preferred Stock (other than Dissenting Shares), an amount equal to the Liquidation Preference (as defined in the Series D Designation) of such share as of the Closing Date plus an amount equal to the prorated dividend on such share from the last Dividend Payment Date (as defined in the Series D Designation) to the Closing Date.

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or which are being contested in good faith and which are not material to the Company or its Subsidiaries, (b) Liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith for which the taxpayer maintains reserves required by GAAP, and (c) purchase money Liens securing rental payments under capital lease arrangements.

“Permitted Real Property Encumbrances” means, with respect to each parcel of Owned Real Property, (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not yet due and payable, or are being contested in good faith for which the taxpayer maintains reserves required by GAAP, (b) mechanics’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens with respect to such parcel incurred in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith (or any other Liens against which the Company’s title insurer shall be prepared to insure), (c) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over such parcel, (d) easements, covenants, conditions, restrictions, title defects and other similar matters affecting title to such parcel which do not materially impair the use, occupancy or value of such parcel in the operation of the business of the Company and the Subsidiaries, (e) Liens for any financing secured by such Owned Real Property that is an obligation of the Company or any of the Subsidiaries that will not be paid off at Closing and (f) matters disclosed of public record.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Petty Cash” means the product of (i) $2,000 and (ii) the number of restaurants operated by the Company or one of its Subsidiaries as of the Reference Time (excluding licensed or franchised locations).

“Post-Closing Ventura Sale Proceeds” means (i) the gross proceeds (including the purchase price and any payments of any deposits or transaction fees (to the extent not otherwise included in the purchase price of the Ventura Sale), pursuant to the terms of any agreement in connection with the Ventura Sale) received by the Company or its Subsidiaries after the final determination of the Estimated Purchase Price hereunder in connection with the Ventura Sale, minus (ii) out-of-pocket transaction costs incurred by the Company or its Subsidiaries after the Closing in respect of the Ventura Sale, minus (iii) without duplication of costs included in clause (ii), the Ventura Sale Taxes, minus (iv) $640,000; minus (v) $250,000 (provided that this clause (v) shall not apply if the Ventura Sale is pursuant to an agreement with ESA UD Properties, L.L.C. or Pacifica Companies and occurs on or prior to the six-month anniversary of the Closing Date).

“Prepayment Premiums” means all prepayment fees, expenses or penalties, breakage fees or costs or other prepayment or tender premiums (including without limitation any make-whole premiums or fees and consent fees paid in a tender offer and/or consent solicitation) paid or payable by the Company, the Surviving Corporation or its Subsidiaries with respect to any Funded Indebtedness, including without limitation any redemption price in excess of 100% of principal amount of the Senior Secured Notes in connection with any redemption of the Senior Secured Notes pursuant to Section 3.07 of the Indenture or in connection with any tender pursuant to a Change of Control Offer (as defined in the Indenture) pursuant to Section 4.15 of the Indenture or other tender offer.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.10(d)(i).

“Proposed Closing Date Statement of Net Working Capital” has the meaning set forth in Section 2.10(d)(i).

“Proposed Purchase Price Calculation” has the meaning set forth in Section 2.10(d)(i).

“Purchase Price” has the meaning set forth in Section 2.10(a).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.10(d)(ii).

“Purchase Price Escrow Account” has the meaning set forth in Section 2.10(c)(ii).

“Purchase Price Escrow Amount” has the meaning set forth in Section 2.10(c)(ii).

“Purchase Price Escrow Funds” has the meaning set forth in Section 2.10(c)(ii).

“Real Mex SEC Reports” means the reports, schedules and forms filed or required to be filed by the Company with the Securities and Exchange Commission since June 9, 2004.

“Recent Balance Sheet” means the balance sheet of the Company as of June 25, 2006.

“Reference Amount” means $(40,974,000) (a negative number).

“Reference Time” means (i) if the Closing Date is Monday, August 21, 2006 or Tuesday, August 22, 2006, 11:59PM Pacific Daylight Time on Sunday, August 20, 2006 or (ii) if the Closing Date is not Monday, August 21, 2006 or Tuesday, August 22, 2006, (x) 11:59PM Pacific Daylight Time on the day immediately preceding the Closing Date or (y) any such other date and time as the Company and Parent shall mutually agree.

“Representative” has the meaning set forth in the introductory paragraph hereto.

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Restricted Series A Preferred Stock” means the restricted shares of Series A Preferred Stock issued to employees of the Company pursuant to restricted stock agreements.

“Restricted Series B Preferred Stock” means the restricted shares of Series B Preferred Stock issued to employees of the Company pursuant to restricted stock agreements.

“Restricted Series C Preferred Stock” means the restricted shares of Series C Preferred Stock issued to employees of the Company pursuant to restricted stock agreements.

“Restricted Stock” means the Restricted Series A Preferred Stock, the Restricted Series B Preferred Stock and the Restricted Series C Preferred Stock.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Securities Holders Agreement” means that certain Amended and Restated Securities Holders Agreement, dated as of June 28, 2000, as amended, by and among the Company, BRS and the other investors named therein, as the same may be amended from time to time.

“Seller Expenses” means (i) the out-of-pocket fees and expenses incurred on or before the Closing Date (whether or not set forth on invoices delivered to the Company on or prior to the Closing Date) and payable by the Company to Dechert LLP, to Piper Jaffray & Co., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC (in their capacity as representatives or advisors to the Company and not as lenders) or to other legal, accounting or financial advisors in connection with the transactions contemplated by this Agreement, plus (ii) the Management Fees payable to the Managers pursuant to Section 5.11 and any transaction bonuses payable by the Company to management in connection with the Closing, plus (iii) the Expense Funds payable to the Representative pursuant to Section 9.1(b), and plus (iv) all costs to be borne by the Company pursuant to Section 5.5 that have not been paid prior to the Closing.

“Senior Secured Notes” means the Company’s issued and outstanding 10% Senior Secured Notes due 2010 governed by the Indenture.

“Series A Preferred Stock” means the Series A 12.5% Cumulative Compounding Preferred Stock, par value $.001 per share, of the Company.

“Series A/B Designation” means the Certificate of Designation, Preferences and Rights of Series A Preferred Stock and Series B Preferred Stock of the Company, as amended.

“Series B Preferred Stock” means the Series B 13.5% Cumulative Compounding Preferred Stock, par value $.001 per share, of the Company.

“Series C Designation” means the Certificate of Designation, Preferences and Rights of Series C Preferred Stock of the Company, as amended.

“Series C Preferred Stock” means the Series C 15% Cumulative Compounding Participating Preferred Stock, par value $.001 per share, of the Company.

“Series C Ownership Percentage” means, for each holder of Series C Preferred Stock, the percentage determined by dividing (x) the number of shares of Series C Preferred Stock held by such holder immediately prior to the Effective Time, by (y) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Series D Designation” means the Certificate of Designation, Preferences and Rights of Series D Preferred Stock of the Company, as amended.

“Series D Preferred Stock” means the Series D 15% Cumulative Compounding Preferred Stock, par value $.001 per share, of the Company.

“Shareholders Voting Agreements” means the Shareholders Voting Agreements, dated as of July 13, 1998 and November 29, 2001, each as amended, by and among Furman Selz Investors II L.P. and the other individuals or entities identified therein as shareholders, and Harold O. Rosser II and Stephen C. Sherrill as proxyholders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Payment Amount” has the meaning set forth in Section 2.10(f).

“Tax” means any federal, state, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, escheat, abandoned property, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

“Tax Benefit” means any reduction in federal or California income Taxes of the Surviving Corporation, any Subsidiary of the Surviving Corporation or any consolidated group of which any such entity is a member arising as a result of any Tax Benefit Item.  For purposes of this definition and Section 5.12 and 5.13, “California income Taxes” shall include California franchise taxes measured by reference to income.

“Tax Benefit Advisor” has the meaning set forth in Section 5.12(f).

“Tax Benefit Item” means any federal or California income Tax item of deduction, credit or other federal or California income Tax attribute arising as a result of or in connection with (1) the compensation expense and related employer’s portion of payroll and employment taxes of the Company resulting from the vesting of the Restricted Stock and Options, the exercise of any Options and the payments made in respect of Options and Restricted Stock pursuant to Section 2.9, 2.10 and 2.11 hereof or (2) the repayment of any Funded Indebtedness of the Company on the Closing Date; provided, however, that in determining the extent, if any, that a Tax Benefit Item results in a Tax Benefit, any limitations or restrictions on such Tax Benefit Item under applicable Tax law shall be taken into account.

“Tax Benefit Schedule” has the meaning set forth in Section 5.12(f).

“Tax Preparation Amount” has the meaning set forth in Section 5.12(f).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

 “Termination Date” has the meaning set forth in Section 7.1(b).

“Unpaid Purchase Price Per Share” means, with respect to each share of Restricted Stock, the “Additional Consideration” (as defined in the Restricted Stock agreements) or other amount of purchase price on such share of Restricted Stock which remains unpaid immediately prior to the Effective Time.

“Valuation Firm” has the meaning set forth in Section 2.10(d)(ii).

“Ventura Sale” means the transactions contemplated by the Ventura Sale Agreement or any other agreement entered into at the direction of the Representative in accordance with Section 5.13 hereof with respect to the sale of the real property, land and improvements located at 770 Seaward Avenue, Ventura, California 93001.

“Ventura Sale Agreement” means the Purchase and Sale Agreement and Joint Escrow Instructions by and between El Torito Restaurants, Inc. and ESA UD Properties, L.L.C., dated August 16, 2005, as amended November 3, 2005 and February 13, 2006, and as the same may be further amended (provided that any such amendment following the Closing Date shall require the written consent of the Surviving Corporation and the Representative).

“Ventura Sale Taxes” means (i) any income, transfer or other Taxes incurred or payable by the Company or its Subsidiaries in connection with the consummation of the Ventura Sale after the Closing Date (with income Taxes calculated without taking into account any items of loss, deduction or credit or other tax attributes available to the Company or its Subsidiaries, other than the adjusted tax basis of the Company in the property being sold pursuant to the Ventura Sale), minus (ii) any Tax Benefit that reflects the application of any Tax Benefit Item that has not previously been taken into account with respect to a payment by the Surviving Corporation under Section 5.12  (or a payment that would have been made if not for the first two sentences of the last paragraph of Section 5.12(b)) and that could, as a matter of law, be applied to reduce the taxable gain arising from the Ventura Sale, assuming that no other deductions, losses, credits, or carryovers thereof are available for use in the taxable period that includes the Ventura Sale, but only to the extent of the taxable gain arising from the Ventura Sale.

“Warrant Agreements” means the Warrant Agreements, dated June 27, 2000, by and between the Company and each of Blackstone Mezzanine Holdings L.P., Blackstone Mezzanine Partners L.P. and Canterbury Mezzanine Capital II, L.P., as amended from time to time.

“Warrants” means all warrants to purchase shares of Common Stock, including those issued pursuant to the Warrant Agreements.

1.2.          Interpretation.

Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE 2 -

THE MERGER

2.1.          The Merger; Effects of the Merger.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and in this Agreement.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

2.2.          Closing.

The closing of the Merger (the “Closing”) shall take place at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10:00 A.M. on the Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing), or at such place and on such date and time as the Company and Parent shall mutually agree.  The time and date of the Closing is herein called the “Closing Date.”

2.3.          Certificate of Merger.

As part of the Closing, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be properly executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date, or at such later date or time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4.          Certificate of Incorporation.

The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth in Exhibit B hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

2.5.          Bylaws.

The bylaws of the Company shall be amended in the Merger to conform to the bylaws of Newco as in effect on the date hereof and attached hereto as Exhibit B, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

2.6.          Officers.

The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

2.7.          Directors.

The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

2.8.          Conversion of Company Stock.

(a)           Conversion of Series A Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and be converted solely into the right to receive the Per Share Series A Preferred Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Sections 2.10 and 2.11.

(b)           Conversion of Series B Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and be converted solely into the right to receive the Per Share Series B Preferred Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Sections 2.10 and 2.11.

(c)           Conversion of Series C Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and be converted solely into the right to receive (A) the Per Share Series C Preferred Preference, (B) the Per Share Series C Preferred Participation and (C) the Per Share Holdback Amount (Series C Preferred), if any, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Sections 2.10 and 2.11 and the Escrow Agreement.

(d)           Conversion of Series D Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and be converted solely into the right to receive the Per Share Series D Preferred Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Sections 2.10 and 2.11.

(e)           Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be canceled and be converted solely into the right to receive (A) the Per Share Common Stock Closing Consideration and (B) the Per Share Holdback Amount (Common), if any, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Sections 2.10, 2.11 and the Escrow Agreement.

(f)            Treasury Shares.  Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(g)           Newco Shares.  As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(h)           Holders of Certificates.  From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive (i) the Per Share Series A Preferred Stock Consideration, (ii) the Per Share Series B Preferred Stock Consideration, (iii) the Per Share Series C Preferred Preference, the Per Share Series C Preferred Participation and the Per Share Holdback Amount (Series C Preferred), (iv) the Per Share Series D Preferred Stock Consideration and (v) the Per Share Common Stock Closing Consideration and the Per Share Holdback Amount (Common), as applicable.

2.9.          Treatment of Options and Warrants.

(a)           Common Stock Options.  As of the Effective Time, pursuant to this Agreement and without any action on the part of any holder thereof, each Common Stock Option outstanding immediately prior to the Effective Time shall be canceled and (to the extent, if at all, payable pursuant to this Section 2.9(a)) exchanged for the right to receive in consideration for the cancellation thereof (A) at the Effective Time, an amount in cash from the Company or the Surviving Corporation, as applicable, equal to the product of (x) the number of shares of Common Stock subject to such Common Stock Option, and (y) the excess, if any, of the Estimated Per Share Common Stock Closing Consideration over the exercise price of such Common Stock Option (to the extent such result is a positive number, each such Common Stock Option shall be referred to as an “In-the-Money Common Stock Option” and to the extent such result is a negative number, such amount shall be treated as zero) plus (B) for each share of Common Stock subject to an In-the-Money Common Stock Option, the Per Share Holdback Amount (Common) and the Per Share Adjustment Amount (Common) as provided herein and in the Escrow Agreement.

(b)           Warrants.  As of the Effective Time, pursuant to this Agreement and without any further action on the part of any holder thereof, each Warrant outstanding immediately prior to the Effective Time shall (i) in the case of Warrants issued pursuant to the Warrant Agreements, be converted in accordance with its terms pursuant to Section 12(g) of each Warrant Agreement into the right to receive (A) at the Effective Time, an amount in cash from the Company or the Surviving Corporation, as applicable, equal to the product of (x) the number of shares of

Common Stock subject to such Warrant, and (y) the excess, if any, of the Estimated Per Share Common Stock Closing Consideration over the exercise price of such Warrant plus (B) the right to receive, for each share of Common Stock subject to such Warrant, the Per Share Holdback Amount (Common) and the Per Share Adjustment Amount (Common) as provided herein and in the Escrow Agreement, or (ii) in the case of any other Warrants, be canceled and, in consideration for the cancellation thereof, the holder thereof shall be entitled to receive (A) at the Effective Time, an amount in cash from the Company or the Surviving Corporation, as applicable, equal to the product of (x) the number of shares of Common Stock subject to such Warrant, and (y) the excess, if any, of the Estimated Per Share Common Stock Closing Consideration over the exercise price of such Warrant plus (B) the right to receive, for each share of Common Stock subject to such Warrant, the Per Share Holdback Amount (Common) and the Per Share Adjustment Amount (Common) as provided herein and in the Escrow Agreement.  The Company and the Surviving Corporation shall take all actions required by the terms of the Warrant Agreements (including pursuant to Section 12(g) and 13(c) thereof) to effectuate the foregoing.

(c)           Termination of Options.  Prior to the Effective Time, the board of directors of the Company shall take such action as may be required under the 1998 Incentive Compensation Plan, the 2000 Incentive Compensation Plan, any governing Common Stock Option plan or any Option Agreement to effectuate the foregoing provisions of this Section 2.9 and to terminate all other Common Stock Options.

(d)           Withholding.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Former Securities Holder in respect of which such deduction and withholding was made.

2.10.        Purchase Price, Calculation and Payment of Estimated Purchase Price.

(a)           Purchase Price.  “Purchase Price” shall mean a dollar amount equal to (i) $359,000,000, plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Closing Date Funded Indebtedness, plus (iv) the amount of the Post-Closing Ventura Sale Proceeds, minus (v) the amount of any Seller Expenses not paid by the Company prior to the Closing, plus (vi) the amount of any Tax Benefit payments required by Section 5.12 hereof and plus (vii) the aggregate exercise price for the In-the-Money Common Stock Options and Warrants and the Unpaid Purchase Price Per Share on each share of Restricted Stock.

(b)           Estimated Purchase Price.  No later than three Business Days prior to the Closing, the Company shall deliver to Parent a calculation of the Estimated Purchase Price.  The “Estimated Purchase Price” shall be a good faith estimate of the Purchase Price, as reasonably determined by the Company based upon the Company’s most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements.  In connection with determining the Estimated Purchase Price, the Company shall estimate (i) the Net Working Capital Adjustment, (ii) the amount of Closing Date Funded Indebtedness by using the actual amount of Funded Indebtedness as of the date of the estimate and an estimate of the amount of Excess Cash, (iii) the Seller Expenses not paid by the Company prior to the Closing, and (iv) the aggregate exercise price for the In-the-Money Common Stock Options and Warrants and the Unpaid Purchase Price Per Share on each share of Restricted Stock.  For purposes of determining the Estimated Purchase Price, the Tax Benefit payments shall be estimated to be zero and the Post-Closing Ventura Sale Proceeds shall be estimated as the amount of the Deposit (as defined in the Ventura Sale Agreement) as of the Closing Date if the Ventura Sale Agreement has not been terminated and the closing of the transactions contemplated by the Ventura Sale Agreement has not occurred prior to the Closing Date.  In the event that Parent disagrees with the Company’s calculation of the Estimated Purchase Price, Parent shall deliver to the Company and the Representative its own good faith estimate of the Estimated Purchase Price and Parent and the Company shall negotiate in good faith to agree upon the calculation of the Estimated Purchase Price.

(c)           Payment of Estimated Purchase Price.  On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay, the Estimated Purchase Price as follows:

(i)            An amount of cash equal to $6,000,000 (such amount the “Employment Litigation Escrow Amount” and such cash the “Employment Litigation Escrow Funds”) shall be deposited into an interest-bearing escrow account (the “Employment Litigation Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among Parent, the Surviving Corporation, the Representative and J.P. Morgan Trust Company, National Association, as escrow agent, and (y) shall be substantially in the form of Exhibit C attached hereto;

(ii)           An amount of cash equal to $5,000,000 (such amount the “Purchase Price Escrow Amount” and such cash the “Purchase Price Escrow Funds”) shall be deposited into an interest-bearing escrow account (the “Purchase Price Escrow Account”), which shall be established pursuant to the Escrow Agreement;

(iii)          The payments contemplated by Section 2.9 and 2.11 shall be made; and

(iv)          The balance of the Estimated Purchase Price, if any, shall be held by the Surviving Corporation, in a segregated account, for the benefit of the Former Securities Holders until paid in accordance with Section 2.11 hereof or, if requested by the Representative, paid to the Representative or a bank or trust company selected by the Representative to hold in trust for the benefit of Former Securities Holders.

(d)           Preparation of the Final Statement of Purchase Price.

(i)            As soon as practicable, but no later than 90 days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Representative (A) a proposed calculation of the Net Working Capital as of the Reference Time (the “Proposed Closing Date Statement of Net Working Capital”) and (B) a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and the components thereof.  The Proposed Closing Date Statement of Net Working Capital and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.”

(ii)           If the Representative does not give written notice of dispute (a “Purchase Price Dispute Notice”) to the Surviving Corporation within 30 days of receiving the Proposed Closing Date Calculations, the Representative and the other parties hereto agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of the Reference Time and (B) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price.  If the Representative gives a Purchase Price Dispute Notice to the Surviving Corporation (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and include all supporting schedules, analyses, working papers and other supporting documentation) within such 30-day period, the Surviving Corporation and the Representative will use reasonable efforts to resolve the dispute during the 15-day period commencing on the date the Surviving Corporation receives the applicable Purchase Price Dispute Notice from the Representative; provided that other than objections with respect to mathematical errors and the calculation of Proposed Closing Date Statement of Net Working Capital and the Proposed Purchase Price Calculation not being calculated in accordance with this Section 2.10, no party may dispute any other item or amount.  If the Representative and the Surviving Corporation do not obtain a final resolution within such 30-day period, then the items in dispute that were properly included in the Representative’s Purchase Price Dispute Notice shall be submitted immediately to the Los Angeles, California office of Navigant Consulting, Inc. (the “Valuation Firm”).  The Valuation Firm shall be required to render a determination of the applicable dispute within 30 days after referral of the matter to the Valuation Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Valuation Firm shall be conclusive and binding upon the Representative, the Surviving Corporation, Parent and the other parties hereto and that judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction in accordance with this Agreement over the party against which such determination is to be enforced.

The scope of the disputes to be resolved by the Valuation Firm is limited to only such items included in the Proposed Closing Date Calculations that the Representative has disputed in the Purchase Price Dispute Notice based upon mathematical errors in the Proposed Closing Date Calculations or based upon the Proposed Closing Date Statement of Net Working Capital or the Proposed Purchase Price Calculation not being calculated in accordance with this Section 2.10.  The Valuation Firm shall determine, based solely on presentations by the Company, Parent and the Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Purchase Price Dispute Notice.  In resolving any disputed item, the Valuation Firm shall be bound by the principles set forth in this Section 2.10 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

The Surviving Corporation will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.10(d)(ii).  The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.10(d)(ii).

(iii)          In the event the Representative and the Surviving Corporation submit any unresolved objections to the Valuation Firm for resolution as provided in Section 2.10(d)(ii) above, the responsibility for the fees and expenses of the Valuation Firm shall be as follows:

(A)          if such Valuation Firm resolves all of the remaining objections in favor of the Surviving Corporation’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Valuation Firm shall be paid from the Purchase Price Escrow Amount;

(B)           if the Valuation Firm resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “High Value”), then the Parent will be responsible for all of the fees and expenses of the Valuation Firm; and

(C)           if such Valuation Firm neither resolves all of the remaining objections in favor of the Surviving Corporation’s position nor resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Valuation Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Purchase Price Escrow Amount, and Parent will be responsible for the remainder of the fees and expenses of the Valuation Firm.

(iv)          Each party hereto, including the Representative, will cooperate with, make its financial records available to (in the case of the Representative, only financial records in its possession or control related to the Company) and otherwise assist the other parties and their accountants and other representatives at reasonable times during the preparation and review of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(e)           Adjustment to Estimated Purchase Price.

(i)            If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.10(d) above, the Surviving Corporation will pay to (A) each Former Series C Preferred Holder an amount equal to the number of shares of Series C Preferred Stock held by such former holder multiplied by the sum of the Per Share Adjustment Amount (Series C Preferred) and the Per Share Holdback Amount (Series C Preferred) and (B) each Former Common Securities Holder an amount equal to the number of Fully Diluted Shares held by such former holder multiplied by the sum of the Per Share Adjustment Amount (Common) and the Per Share Holdback Amount (Common), by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.10(d) above.

(ii)           If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.10(d) above, the Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the absolute value of such negative amount (which amount shall be reduced dollar-for-dollar by any amounts previously paid to the Surviving Corporation pursuant to Section 2.10(f) below), up to then-remaining amount available from the Purchase Price Escrow Account.

(f)            Purchase Price Escrow Funds.  If upon the Surviving Corporation’s receipt of a Purchase Price Dispute Notice from the Representative, there is an amount which has been conclusively determined to be payable to Surviving Corporation pursuant to Section 2.10(e) (the

“Surviving Corporation Payment Amount”), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation the Surviving Corporation Payment Amount.  If upon the Surviving Corporation’s receipt of a Purchase Price Dispute Notice from the Representative, the amount then in the Purchase Price Escrow Account (prior to the distribution of the Surviving Corporation Payment Amount) is in excess of the sum of (i) the Surviving Corporation Payment Amount and (ii) the amount of the Purchase Price then in dispute, then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to such excess for further payment to the Former Common Securities Holders and Former Series C Preferred Holders in accordance with the Applicable Percentage.  If during the period after the Surviving Corporation’s receipt of a Purchase Price Dispute Notice from the Representative and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in the Representative’s favor in accordance with Section 2.10(d), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation, for further payment to the Former Common Securities Holders and Former Series C Preferred Holders in accordance with the Applicable Percentage, an amount equal to the amount of the Purchase Price such former holders are entitled to as a result of such agreement.  If during the period after the Surviving Corporation’s receipt of a Purchase Price Dispute Notice from Representative and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in the Surviving Corporation’s favor in accordance with Section 2.10(d), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the amount of the Purchase Price the Surviving Corporation is entitled to as a result of such agreement.  Once the Purchase Price has been conclusively determined in accordance with Section 2.10(d) (whether or not a Purchase Price Dispute Notice has been delivered) and any amounts payable to the Surviving Corporation out of the Purchase Price Escrow Funds pursuant to the terms hereof have been made, then the Representative and the Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation, for further payment to the Former Common Securities Holders and Former Series C Preferred Holders in accordance with the Applicable Percentage, all amounts, if any, then remaining in the Purchase Price Escrow Account.  If the Surviving Corporation receives any cash from either Escrow Account for the benefit of the Former Series C Preferred Holders or Former Common Securities Holders, respectively, then the Surviving Corporation shall promptly pay by wire transfer of immediately available funds to each such holder an amount of cash equal to such former holder’s Series C Ownership Percentage or Common Stock Ownership Percentage, respectively, of the aggregate amount of cash received by the Surviving Corporation from such Escrow Account in respect of such former holders.  In accordance with Section 2.6 of the Escrow Agreement, the Representative may instruct the Escrow Agent that all payments to the Surviving Corporation for the benefit of any Former Securities Holders shall be paid to the Representative, as agent for the Former Securities Holders, for further payment to such parties.

2.11.        Exchange of Certificates.

(a)           Upon surrender of its original Certificates (other than Certificates representing Dissenting Shares) or an affidavit as set forth in Section 2.11(c) hereof, together with a duly executed and completed letter of transmittal in the form attached as Exhibit D hereto (a “Letter of Transmittal”) in accordance with this Section 2.11, the holder of each Certificate shall have the right to receive from the Surviving Corporation in exchange for each share of Company Stock formerly evidenced thereby:

(i)            in exchange for each share of Series A Preferred Stock, the Per Share Series A Preferred Stock Consideration;

(ii)           in exchange for each share of Series B Preferred Stock, the Per Share Series B Preferred Stock Consideration;

(iii)          in exchange for each share of Series C Preferred Stock, the Per Share Series C Preferred Preference and the Estimated Per Share Series C Preferred Participation;

(iv)          in exchange for each share of Series D Preferred Stock, the Per Share Series D Preferred Stock Consideration; and

(v)           in exchange for each share of Common Stock, the Estimated Per Share Common Stock Closing Consideration.

Promptly after the Effective Time, the Surviving Corporation shall mail or otherwise deliver to each record holder of Certificates (other than Certificates representing Dissenting Shares) a Letter of Transmittal for return to the Surviving Corporation and instructions for use in effecting the surrender of the Certificates and payment therefor.  Upon surrender to the Surviving Corporation of its original Certificates (other than Certificates representing Dissenting Shares), together with such duly executed and completed Letter of Transmittal, the holder of each such Certificate shall receive from the Surviving Corporation immediately thereafter in exchange therefor, the applicable consideration specified in Section 2.11(a)(i)-(v) above.  Each such Certificate so surrendered shall be canceled, provided that notwithstanding the cancellation of such Certificate, the former holder thereof shall remain entitled to receive the amount set forth herein.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates canceled pursuant to Section 2.8(f) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive (i) the Per Share Series A Preferred Stock Consideration, (ii) the Per Share Series B Preferred Stock Consideration, (iii) the Per Share Series C Preferred Preference, the Per Share Series C Preferred Participation and Per Share Holdback Amount (Series C Preferred), (iv) the Per Share Series D Preferred Stock Consideration or (v) the Per Share Common Stock Closing Consideration and the Per Share Holdback Amount (Common), as applicable.

(b)           Notwithstanding the foregoing, any record holder of Company Stock that has delivered copies of its original Certificates or an affidavit as set forth in Section 2.11(c) hereof together with a duly executed and completed Letter of Transmittal to Parent in accordance with this Section 2.11 and the Letter of Transmittal (including valid wire transfer instructions), in each case, at least one (1) Business Day prior to the Closing Date (the originals of which Certificates or affidavit are delivered to Parent on the Closing Date), shall be entitled to payment by wire transfer on the Closing Date of the applicable consideration specified in Section 2.11(a)(i)-(iv) above in accordance with the instructions specified in such Person’s Letter of Transmittal.  No interest will be paid or will accrue for the benefit of the holders of the Certificates on the consideration payable following the surrender of the Certificates.

(c)           In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Parent and Newco (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the applicable form of consideration in respect thereof in the manner set forth in Sections 2.10 and 2.11.

(d)           If Certificates are not surrendered prior to the date that is two (2) years after the Effective Time, unclaimed amounts (including interest thereon) of such consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation.  Notwithstanding the foregoing, any Former Securities Holders of the Company who have not theretofore complied with the provisions of this Section 2.11 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the applicable consideration as provided for, and in accordance with, the provisions, of this Agreement.

2.12.        Dissenting Shares.

Each share of Company Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the applicable form of consideration pursuant to the Merger, but shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect or otherwise waive or lose his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable form of consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.  The Company will enforce any contractual waivers that stockholders of the Company have granted regarding appraisal rights that would apply to the Merger.

ARTICLE 3 -

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as follows:

3.1.          Organization and Qualification.

Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has previously provided to Parent and Newco true and complete copies of (i) its Certificate of Incorporation and its bylaws as currently in effect and (ii) the certificate or articles of incorporation and bylaws (or comparable organizational documents) as currently in effect of each of its Subsidiaries.

3.2.          Authorization.

The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action.  Subject to receipt of the Company Stockholder Approval, this Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.  The Merger and the transactions contemplated hereby constitute an Approved Sale (as defined in the Securities Holders Agreement).

3.3.          Non-contravention.

Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement nor any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (i) following receipt of the Company Stockholder Approval, contravene any provision contained in the Company’s Certificate of Incorporation or bylaws or that of any Subsidiary of the Company, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under, or require the consent or approval of any third party under, (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 3.4 below, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties are subject, (iii) except as contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent or Newco of the transactions contemplated hereby, result in the creation or imposition of any Lien on any of the assets or properties of the Company or its Subsidiaries, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries, except in the case of any of clauses (ii) or (iv) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.          Governmental Consents.

No consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those required under or in relation to the HSR Act or the filing of the Certificate of Merger in accordance with the DGCL, except as set forth on Schedule 3.4 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5.          Capitalization; Subsidiaries.

(a)           The Company’s authorized capital stock consists solely of (i) 1,000,000 authorized shares of Class A Common Stock, 300,423.160 shares of which are issued and outstanding as of the date hereof and (except for any changes resulting from (x) the exercise of Common Stock Options or Warrants or (y) any conversion of Class A Common Stock into Class B Common Stock or (z) any conversion of Class B Common Stock into Class A Common Stock)  as of the Closing Date, (ii) 1,000,000 authorized shares of Class B Common Stock (15,866.820 shares of which are issued and outstanding), and (iii) 100,000 authorized shares of Preferred Stock, par value $.001 per share, of which (w) 21,000 shares have been designated Series A Preferred Stock (20,136.557 shares of which are issued and outstanding), (x) 15,000 shares have been designated Series B Preferred Stock (13,756.205 shares of which are issued and outstanding), (y) 18,000 shares have been designated Series C Preferred Stock (17,477.904 of which are issued and outstanding) and (w) 1,300 shares have been designated Series D Preferred Stock (1,176.648 shares of which are issued and outstanding).  As of the date hereof, the outstanding shares of Company Stock are held of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name.

(b)           Schedule 3.5(b) hereto is a list setting forth the holder and exercise price of each Common Stock Option and Warrant outstanding.  Except as set forth in Schedule 3.5(b), the Company does not have any outstanding options or warrants relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock.

(c)           Except as set forth in Schedule 3.5(c), in this Agreement, in the Warrant Agreements, in the Securities Holders Agreement or in the Shareholders Voting Agreements, there are no (i) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.

(d)           All Subsidiaries of the Company are listed on Schedule 3.5(d).  Except as set forth on Schedule 3.5(d), all of the issued and outstanding shares of capital stock of each Subsidiary of the Company are directly or indirectly owned by the Company free and clear of all Liens except for Permitted Liens.  No Subsidiary of the Company has any outstanding options or warrants relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock.  There are no (i) outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or (ii) voting trusts, proxies or other agreements among its stockholders with respect to the voting or transfer of the capital stock of such Subsidiary.  All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.

3.6.          Financial Statements; Real Mex SEC Reports.

(a)           Each of the consolidated financial statements of the Company (including the related notes) included in the Real Mex SEC Reports were derived from the books and records of the Company and presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP, except as otherwise noted therein or on Schedule 3.6(a) hereto, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments.

(b)           The Company has filed with, or furnished to, as applicable, the SEC all of the Real Mex SEC Reports.  As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then as of the date of such filing), (i) each Real Mex SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) none of the Real Mex SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is required to file any form, report or other document with the SEC or any national securities exchange or quotation service.

(c)           The Company has provided to Parent true, correct and complete copies of all written correspondence with the SEC since December 31, 2003.  The Company does not have Knowledge of any ongoing SEC review of any of the Real Mex SEC Reports.

(d)           The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act currently required to be complied with by it.

(e)           Since December 31, 2003, the Company has not received any oral or written notification from its independent auditors of a “reportable condition” or “material weakness” in the Company’s internal controls (as defined in Statement of Auditing Standards 60, as in effect on the date hereof).

3.7.          Absence of Certain Developments.

Except as set forth in Schedule 3.7 or as expressly permitted by this Agreement, since December 25, 2005 (i) there has not been any Material Adverse Effect and (ii) the Company has conducted its business in the ordinary and usual course consistent with past practices.  Without limitation of the foregoing, since December 25, 2005 and except as set forth in Schedule 3.7 or as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries has:

(a)           declared or made any distribution or payment in respect of its capital stock by way of dividends, purchase, or redemption of shares or otherwise;

(b)           made any increase in the compensation payable or to become payable to any director, officer, employee, or agent, except for (i) increases pursuant to existing contractual obligations disclosed on Schedule 3.13 or Schedule 3.15, (ii) increases for non-officer employees or agents (x) to the extent that the annual post-increase salary or wages of such employees do not exceed $80,000, and (y) otherwise made in the ordinary course of business consistent with past practice, and (iii) any transaction bonuses paid to management in connection with the Closing that constitute Seller Expenses;

(c)           entered into any employment retention, severance or change in control contract or agreement with any Person;

(d)           established any Employee Benefit Plan, or amended any Employee Benefit Plan except as required by Law;

(e)           effected any sale, assignment, or transfer of material assets other than in the ordinary course of business consistent with past practice;

(f)            mortgaged, pledged, or subjected to any Lien any asset, other than Permitted Liens, Permitted Real Property Encumbrances or other Liens securing Funded Indebtedness;

(g)           other than in the ordinary course of business or as contemplated by clause (h) below, waived or released any material claim or right;

(h)           abandoned or permitted the lapse or cancellation of any material item of the Company-owned Intellectual Property Rights or any license of material Intellectual Property Rights to the Company or its Subsidiaries, other than with respect to Intellectual Property Rights that the Company or its Subsidiaries have, in the exercise of their reasonable business judgment, determined are not necessary to the conduct of their respective businesses;

(i)            entered into or terminated any Contract outside the ordinary course of business; or

(j)            made any material change in the Tax elections made by the Company or any of its Subsidiaries or settled or compromised any material income Tax liability of the Company or any of its Subsidiaries.

3.8.          Compliance with Laws; Governmental Authorizations; Licenses; Etc.

Except as set forth in Schedule 3.8 and except with respect to Environmental Laws (which matters are addressed in Section 3.11), the Company and its Subsidiaries are in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.8, the Company and its Subsidiaries have all permits, licenses, approvals, certificates and other authorizations, and have made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.8 and except with respect to Environmental Laws (which matters are addressed in Section 3.11), there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Subsidiaries of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiaries, except for any such violation or failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9.                              Litigation.

Except as set forth in Schedule 3.9 and except with respect to Environmental Laws (which matters are addressed in Section 3.11), there are no lawsuits, actions, proceedings, claims or complaints by or before any Governmental Authority, pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries (i) relating to the Company, its Subsidiaries or their business or properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) seeking to enjoin the transactions contemplated hereby.  Except as set forth in Schedule 3.9, neither the Company nor its Subsidiaries are subject to any order, writ, judgment, investigation or decree of any court or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.10.                        Taxes.

(a)                                  Except as set forth on Schedule 3.10, the Company and its Subsidiaries have duly and timely filed all material Tax Returns required to be filed by them, and all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, correct and complete in each case in all material respects.  Except as set forth in Schedule 3.10, all material Taxes owed by each of the Company and its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid.

(b)                                 Except as set forth on Schedule 3.10:

(i)                                     neither the Company nor any of its Subsidiaries is currently the subject of a material Tax audit or examination;

(ii)                                  neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority; and

(iii)                               no Governmental Authority with which the Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that the Company or any of its Subsidiaries is or may be required to pay any material Taxes to or file Tax Returns reflecting a material amount of Taxes with that Governmental Authority.

(c)                                  Neither the Company nor any of its Subsidiaries is a party to a Tax sharing agreement or any other agreement to indemnify any Person for Tax liability.  Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries is a party to any agreement that, by reason of, or in connection with, the consummation of the transactions contemplated by this Agreement, would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.  The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, agent or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired.

(d)                                 There are no accounting method changes, or proposed or threatened accounting method changes, of the Company or any of its Subsidiaries that will give rise to a material adjustment under Section 481 of the Code or any similar provision of state or local Tax law for periods after the Closing Date.  Neither the Company nor any of its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes, which agreement will have continuing effect after the Closing Date.  Neither the Company nor any of Subsidiaries has any liability for Taxes of any person or entity other than the Company or any of its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(e)                                  Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).  Neither the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

3.11.                        Environmental Matters.

(a)                                  Except as set forth on Schedule 3.11 hereto, the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any failures to so comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.11 hereto, the Company and its Subsidiaries have not received any written notice from any Governmental Authority or other Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws, in either case the subject of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 3.11 hereto, neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance on the Owned Real Property or Leased Property so as to give rise to any liabilities or investigatory, corrective or remedial obligations under any Environmental Laws which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d)                                 The Company has provided to Buyer all material non-privileged documents and records in the possession of the Company concerning any material environmental or health and safety matter relevant to the Company, its Subsidiaries or to any Owned Real Property or Leased Property.

3.12.                        Employee Matters.

Except as set forth on Schedule 3.12, (i)  the Company and its Subsidiaries have not entered into any collective bargaining agreements with respect to their employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the past two years there has been no such action, (iii) to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees of the Company or its Subsidiaries, and no question concerning representation exists respecting such employees, and (iv) there is no unfair labor practice, charge or complaint pending against the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries have not engaged in any employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local mass layoff statute, rule or regulation.

3.13.                        Employee Benefit Plans

(a)                                  Schedule 3.13(a) lists all Employee Benefit Plans.

(b)                                 Except as set forth on Schedule 3.13(b), no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

(c)                                  Except as set forth on Schedule 3.13(c), each Employee Benefit Plan is maintained and administered in compliance in all material respects with the terms of such plan and the applicable requirements of ERISA, the Code and any other applicable laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)                                 No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is expected to be incurred by any ERISA Affiliate that would reasonably be expected to become a liability of the Company or any of its Subsidiaries.

(e)                                  The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(f)                                    Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge has any other Person, engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(g)                                 With respect to each Employee Benefit Plan, the Company has provided to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

3.14.                        Intellectual Property Rights.

(a)                                  Except as set forth in Schedule 3.14, the Company and its Subsidiaries own and possess all right, title and interest in (other than license agreements executed in the normal course of business), or have a license to use, all of the material Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”).  Schedule 3.14 sets forth a list of: (i) all registered Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; (ii) all applications for the registration of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; (iii) all material trade and corporate names or logos owned or used by the Company or any of its Subsidiaries; and (iv) all computer software (other than mass-marketed software having a license fee of less than $25,000) owned or used by the Company or its Subsidiaries as of the date hereof.

(b)                                 Except as set forth in Schedule 3.14, there is no pending claim against the Company or any of its Subsidiaries by any third party contesting the validity, enforceability, or ownership of any Company Intellectual Property Right.  Except as set forth on Schedule 3.14, the Company and its Subsidiaries have not received any written notice or claim that any of them have infringed any Intellectual Property Rights of any third party, which such claims, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, the operation of the businesses of the Company or its Subsidiaries does not infringe the Intellectual Property Rights of any third party.  Except as set forth in Schedule 3.14, to the Company’s Knowledge no third party is infringing or misappropriating any of the Company Intellectual Property Rights, which such infringement or misappropriation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.15.                        Contracts.

Schedule 3.15 sets forth all written contracts (except for purchase or service orders executed in the normal course of business), agreements, leases, permits or licenses, to which as of the date hereof the Company or any of its Subsidiaries is a party or is otherwise bound, of the type described below (the “Contracts”):

(a)                                  all agreements or commitments for the purchase or lease by the Company or any of its Subsidiaries of delivery vehicles, machinery, equipment, supplies or other personal property other than those that are for amounts not in excess of $500,000;

(b)                                 all employment agreements and all consulting agreements in each case to the extent involving annual compensation in excess of $200,000 and not terminable at-will;

(c)                                  all material license, royalty or other agreements relating to any of the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries;

(d)                                 all agreements prohibiting the Company or any of its Subsidiaries from freely engaging in any material business;

(e)                                  all mortgages, indentures, notes, bonds or other agreements relating to indebtedness incurred or provided by the Company or any of its Subsidiaries in an amount in excess of $250,000;

(f)                                    all partnership agreements, joint venture agreements and franchise agreements relating to the Company and its Subsidiaries;

(g)                                 except for restrictions contained in the Material Leases, all non-competition or exclusive dealing agreements, or any other agreement or obligation which purports to limit or restrict in any respect (i) the ability of the Company or its Subsidiaries to compete in any line of business, (ii) the ability of the Company or its Subsidiaries to solicit customers for their businesses, or (C) the localities in which all or any portion of the business of the Company or its Subsidiaries may conducted;

(h)                                 all other agreements or commitments not described in clauses (a) through (g) that require payments to or from the Company or its Subsidiaries in any fiscal year in excess of $500,000; and

(i)                                     any commitment to do any of the foregoing described in clauses (a) through (h).

Each Contract set forth on Schedule 3.15, each other material agreement to which the Company or one of its Subsidiaries is bound or subject, and each Material Lease (collectively with all of the Contracts, the “Company Contracts”) is a valid and binding agreement of the Company or a Subsidiary, as applicable, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth in Schedule 3.15, the Company or a Subsidiary and, to the knowledge of the Company, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in default under, any of the Company Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default, except for any such non-performance or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.15, the Company has not received any written claim during the last 2 years from any other party to any such Company Contract that the Company or any of its Subsidiaries has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The Company has provided to Newco true and complete copies of all Contracts, including all amendments thereto.

3.16.                        Insurance.

Schedule 3.16 contains an accurate and complete description of all current policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof.  All such policies are in full force and effect and will continue in effect until Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms).  No notice of cancellation or termination (except with respect to expiration of a policy in accordance with its terms, which policy will be renewed or replaced as aforesaid) has been received with respect to any such policy.

3.17.                        Real Property.

(a)                                  Schedule 3.17(a) sets forth the address of each parcel of real property owned by the Company or its Subsidiaries (the “Owned Real Property”).  With respect to each parcel of Owned Real Property: (i) the Company or one of its Subsidiaries has good and valid fee simple title, free and clear of all Liens, except Permitted Real Property Encumbrances; (ii) except for Permitted Real Property Encumbrances or as set forth on Schedule 3.17(a), neither the Company nor any of the Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)                                 Schedule 3.17(b) sets forth (whether as lessee or lessor) a list of all leases and subleases (including date, store number and names of the parties to such document) of real property (such real property, the “Leased Property”) to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof (each a “Material Lease”, and collectively the “Material Leases”).  Except as set forth on Schedule 3.17(b), each Material Lease is valid and binding on the Company or a Subsidiary and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect.  Except as set forth on Schedule 3.17, the Company or a Subsidiary and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease.  The Owned Real Property and, to the Company’s Knowledge, the Leased Property complies with all applicable laws and is benefited by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Owned Real Property or Leased Property, except to the extent such failures to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.18.                        Title to Assets.

The Company and its Subsidiaries have such title to all of their assets and properties (including those reflected on the Recent Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since June 25, 2006) as is necessary to permit the use and enjoyment of such assets and properties taken as a whole in the manner such assets and properties are now utilized by the Company and its Subsidiaries, free and clear of all Liens except for Permitted Liens or Permitted Real Property Encumbrances and except as set forth on Schedule 3.18.

3.19.                        Related Party Transactions.

Except as set forth on Schedule 3.19, none of the Company’s directors, executive officers or stockholders owning greater than 5% of the issued and outstanding Common Stock is involved in any business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the Company’s directors, executive officers or 5% holders of Common Stock owns any material property or right, tangible or intangible, which is used by the Company or its Subsidiaries.

3.20.                        Brokers.

Except for Piper Jaffray & Co., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

3.21.                        Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries have any liabilities or obligations, other than (a) as specified on Schedule 3.21 hereto, the other Schedules hereto or the Real Mex SEC Reports, (b) as disclosed in the Company SEC Financial Statements or the notes thereto (except as heretofore paid or discharged), (c) as incurred in the ordinary course of business of the Company or such Subsidiary since the date of the Recent Balance Sheet or incurred in connection with this Agreement and the transactions contemplated hereby, (d) liabilities or obligations arising under the executory portion of any contract by which the Company or any of its Subsidiaries is bound or (e) liabilities or obligations which would not reasonably be expected to have a Material Adverse Effect.

3.22.                        Assets.

All tangible personal property of the Company and its Subsidiaries is usable in the ordinary course of business, subject to normal wear and tear or other deficiencies or inability to use which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except for those items that the Company and its Subsidiaries have rights to under valid leases, licenses or other valid right to use, no Person other than the Company or its Subsidiaries owns any vehicles, equipment, or other tangible assets that are currently used in by the Company or its Subsidiaries which are material to the operations of their respective business.  The assets of the Company and its Subsidiaries taken as whole are in good working condition, subject to normal wear and tear, and, there are no facts or conditions affecting such assets that could, individually or in the aggregate, interfere in any respect with the use, occupancy, or operation thereof as currently used, occupied, or operated, except, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23.                        Franchises.

(a)                                  Schedule 3.23(a) hereto accurately identifies all current franchise agreements, development agreements, and master franchise agreements to which the Company or any of its Subsidiaries is a party as of the date hereof (collectively, “Franchise Agreements”), by name of franchisee, licensee or developer (“Franchisee”), date of agreement, location of restaurant(s), and type of restaurant concept, and except as provided on Schedule 3.14 no other contracts exist between the Company or any of its Subsidiaries and any third party granting the right, or any option or right of first refusal, to conduct business under the names “Chevys Fresh Mex”, “Chevys Express Mex”, “Fuzio Universal Pasta”, “El Torito Restaurant” or any other trade marks or trade names owned or used by the Company or any of its Subsidiaries. The Company has made available to Parent and Newco true and complete copies of each Franchise Agreement.

(b)                                 Except as set forth on Schedule 3.23(b) hereto and except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) there are no disputes between the Company or any of its Subsidiaries, on the one hand, and any Franchisee, on the other hand; (ii) each Franchise Agreement is enforceable and in full force and effect in all material respects (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (iii) neither the Company nor any of its Subsidiaries (and to the Company’s Knowledge, no counter-party) is in breach of any Franchise Agreement, and to the Company’s Knowledge no event has occurred that with notice or lapse of time would constitute a breach under the Franchise Agreement; and (iv) no party to a Franchise Agreement has delivered a written demand or request for early termination, cancellation or other cessation thereof.

(c)                                  Except as set forth on Schedule 3.23(c) hereto and except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has committed any material violation of any law, rule or regulation of the Federal Trade Commission or of any foreign country, state or other jurisdiction relating to the relationship between franchisors and franchisees, or the offer, sale, assignment, renewal, advertising, termination or rights of succession, of franchises, business opportunities or seller-assisted marketing plans (collectively, “Franchise Laws”), including but not limited to making any unauthorized earnings claims to prospective franchisees.

3.24.                        Suppliers.

None of the Company’s or any of its Subsidiaries’ material suppliers has given the Company or any of its Subsidiaries written notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any material contract with the Company or its Subsidiaries (or otherwise advising the Company or its Subsidiaries of such actions or intentions), nor does the Company or its Subsidiaries have Knowledge that any such material supplier has any such intention.

3.25.                        NO ADDITIONAL REPRESENTATIONS.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE, PROSPECTS OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND (B) THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE 4 -

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company:

4.1.                              Organization.

Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.  Each of Parent and Newco has delivered or made available to the Company true and complete copies of its certificate of incorporation and by-laws (as currently in effect).  Newco holds no tangible personal property or real property and has not and will not prior to the Effective Time conduct any business or make any investments except as contemplated by this Agreement.

4.2.                              Authorization.

Each of Parent and Newco has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and, subject to receipt of the Newco Stockholder Approval, to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action.  Subject to receipt of the Newco Stockholder Approval, this Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Parent and Newco and constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

4.3.                              Non-contravention.

The execution, delivery and performance by Parent and Newco of this Agreement and any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) contravene any provision contained in such entity’s certificate of incorporation or bylaws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under, or require the consent or approval of any third party under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 4.4 below, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (iii) except as contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent or Newco of the transactions contemplated hereby, result in the creation or imposition of any Lien on any of the assets or properties of such entity, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity.

4.4.                              No Consents.

No consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or Newco in connection with the execution and delivery of this Agreement by Parent and Newco or the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby, except for those required under or in relation to the HSR Act or the filing of the Certificate of Merger in accordance with the DGCL, except as set forth on Schedule 4.4 and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Newco’s ability to consummate the transactions contemplated by this Agreement.

4.5.                              Litigation.

Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

4.6.                              Financial Ability.

 In accordance with the commitment letter attached hereto as Exhibit E (the “Commitment Letter”), subject to the receipt of the funding commitment set forth therein, Parent and Newco will have as of the Effective Time immediately available funds necessary to consummate the Merger and the transactions contemplated by this Agreement and to pay all related fees and expenses.  Nothing contained in the Commitment Letter nor in any other agreement entered into by the Merger Sub or Parent in connection with transactions contemplated hereby will require the Senior Secured Notes to become due and payable on the Closing Date (it being understood that for purposes of this Section 4.6 the Senior Secured Notes shall not be deemed to be due and payable on the Closing Date in connection with any tender pursuant to a Change of Control Offer (as defined in the Indenture) pursuant to Section 4.15 of the Indenture).   The Commitment Letter constitutes all of the agreements entered into between the parties identified in such letter with respect to their obligations to make available funds necessary to consummate the Merger as described therein.  The Commitment Letter has been duly executed and delivered by all parties thereto, are legal, valid and binding, in full force and effect and have not been amended.  The obligations to fund the commitments under the Commitment Letter are not subject to any condition other than the conditions set forth in the Commitment Letter.

ARTICLE 5 -

COVENANTS AND AGREEMENTS

5.1.                              Stockholder Matters.

(a)                                  The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to obtain the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the issued and outstanding shares of Common Stock and Series C Preferred Stock by written consent (a copy of the form of which is attached hereto as Exhibit F) pursuant to Section 228 of the DGCL (the “Company Stockholder Approval”) and shall take such other actions as may be required by such Section, including sending the notice required by Sections 228(e) and 262 of the DGCL together with such information regarding the Merger as is required by Law and as the parties may otherwise mutually agree.

(b)                                 Newco shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to obtain the approval and adoption of this Agreement and the Merger by Parent, as the sole stockholder of Newco, by unanimous written consent, a copy of the form of which is attached hereto as Exhibit G (the “Newco Stockholder Approval”), and, other than the Newco Stockholder Approval, no vote or approval of Parent (except the approval of the board of directors of Parent which has already been obtained) is necessary for the execution, approval, adoption or performance of this Agreement and the Merger by Parent or Newco.

5.2.                              Access and Information.

(a)                                  From the date hereof until the Closing Date or termination of this Agreement, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such reasonable investigation to the extent such access does not unreasonably interfere with the operations, activities and employees of the Company and its Subsidiaries.  The foregoing investigation rights shall not include the right to (i) take any samples or conduct any environmental reviews or investigations the written work plan for which has not been approved by the Company in its sole discretion, (ii) have access to any information the disclosure of which is restricted by contract or applicable law or which would result in the waiver of any privileges, or (iii) have access to any formulae, know-how or other proprietary knowledge of the Company or its Subsidiaries.  Parent and Newco and its representatives and agents shall not contact or hold discussions with suppliers or customers of the Company or its Subsidiaries without the prior written consent of the Company and in any event only with the participation of representatives of the Company.  Parent and Newco agree to conduct any such discussions with reasonable discretion and sensitivity to the Company’s and its Subsidiaries’ relationships with their respective suppliers, customers and employees.

(b)                                 All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent and Newco (or their representatives or affiliates) shall be kept confidential by such Persons in accordance with the confidentiality agreement dated January 19, 2006 by and between Piper Jaffray & Co. as agent for the Company and Sun Capital

Partners Group IV, Inc. (the “Confidentiality Agreement”).  At the Effective Time, the Confidentiality Agreement shall terminate and be of no further force and effect.

(c)                                  Other than with respect to any disputes between the parties hereto, including the Representative, after the Effective Time, Parent shall make available and shall cause the Surviving Corporation to make available to the Representative and its accountants, agents and representatives any and all books, records, contracts and other information of the Company and its Subsidiaries existing at the Effective Time to the extent requested by the Representative in connection with any purposes contemplated by this Agreement.  Parent will cause the Surviving Corporation to hold all of the books and records of the Company and its Subsidiaries existing on the Effective Date and not destroy or dispose of any thereof for a period of seven years from the Effective Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the Representative.

5.3.                              Conduct of Business by the Company.

From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except as otherwise contemplated or provided herein or consented to in writing by Parent (which consent shall not be unreasonably withheld), conduct its business only in the ordinary course consistent with past practice, and not take or omit to be taken any action which would result in a Material Adverse Effect.  Without limiting the foregoing, from the date hereof and prior to the Closing Date, except as set forth in Schedule 5.3 or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to:

(a)                                  not amend its Certificate of Incorporation or bylaws;

(b)                                 not merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire the business of, any person;

(c)                                  not sell, transfer, lease or otherwise dispose of any material assets other than in the ordinary course of business and consistent with past practice;

(d)                                 maintain its books of account and records consistent with its past practice in all material respects;

(e)                                  not issue any capital stock or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or its other equity securities, if any, or grant any stock appreciation or similar rights (other than issuances of capital stock upon the exercise of any Company Stock Options or Warrants);

(f)                                    not declare or pay any dividend or make any other distribution to its stockholders in respect of its capital stock (other than dividends or distributions payable to the Company or its wholly owned Subsidiaries to the extent permitted by the Indenture);

(g)                                 not make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(h)                                 except as set forth in the Company’s 2006 budget for capital expenditures attached hereto as Schedule 5.3(h), not make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate;

(i)                                     not make any increase in the compensation payable or to become payable to any director, officer, employee, or agent, except for (i) increases pursuant to existing contractual obligations disclosed on Schedule 3.13 or Schedule 3.15, (ii) increases for non-officer employees or agents (x) to the extent that the annual post-increase salary or wages of such employees do not exceed $80,000, and (y) otherwise made in the ordinary course of business consistent with past practice, and (iii) any transaction bonuses paid to management in connection with the Closing that constitute Seller Expenses;

(j)                                     not intentionally delay or postpone the payment of its accounts payables beyond when customarily paid (other than with respect to payables being disputed or contested in good faith);

(k)                                  not make any material change in the Tax elections made by the Company or any of its Subsidiaries or settle or compromise any material income Tax liability of the Company or any of its Subsidiaries; and

(l)                                     not agree or commit to do any of the foregoing referred to in clauses (a) - (k) of this Section 5.3.

5.4.                              Closing Documents.

The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2.  Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

5.5.                              Reasonable Best Efforts; Further Assurances.

Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Each of the Company and Parent and Newco will use their respective commercially reasonable best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor Newco nor any of their Affiliates shall be required to consent to the divestiture or other disposition of any of its assets or consent to any other conduct or structural remedy and neither Parent nor Newco nor their Affiliates shall have any obligation to contest, administratively or in court, any order or other action of any Governmental Authority or private party respecting the transactions contemplated by this Agreement; provided, further, that the Company is not obligated to obtain further consents from third parties under the leases listed on Schedule 3.3 so long as the conditions in Section 6.2(b)(iii) are satisfied.  Each party shall bear its own costs incurred in connection with obtaining such consents (and any such costs incurred by the Company shall be deemed to be Seller Expenses); provided that the HSR Act filing fee shall be borne by the Parent.  In connection with the filing made pursuant to the HSR Act on July 28, 2006, each party shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, including a prompt response by the parties to any Request for Additional Information from the Department of Justice or the Federal Trade

Commission (the “FTC”).  Without limitation of the foregoing, the Company, Parent, Newco and their respective affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.  Each party shall (A) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing and (B) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the Merger.  Parent shall use its reasonable best efforts to assist the Company in obtaining the Liquor License consents and approvals required for the satisfaction of the condition set forth in Section 6.2(b)(iv).

5.6.                              Supplemental Disclosure.

(a)                                  The Company shall notify Parent in writing of the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company contained in the Merger Documents to be untrue or inaccurate at any time from the date hereof to the Effective Time that could reasonably be expected to result in the failure to satisfy any of the conditions specified in Article 6.  Any such notice shall not have the effect of curing any breach or default of any representation or warranty contained herein.

(b)                                 Between the date hereof and the Closing Date, except with respect to any months for which quarterly or annual financial statements are prepared (which financial statements shall be promptly provided to Parent), the Company shall (i) furnish to Parent not later than the 30th day following the end of any fiscal month ending prior to the Closing Date (if the Closing has not occurred by such 30th day) its regularly prepared monthly financial information in the form historically prepared by the Company’s management for the period ended on such last day of such fiscal month, and (ii) promptly notify Parent in writing of (A) any Material Adverse Effect and (B) the institution of or, if the Company has Knowledge thereof, the threat of institution of any lawsuits, actions, proceedings, claims or legal complaints against the Company or any of its Subsidiaries related to this Agreement or the Merger.

5.7.                              Public Announcements.

The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by law.  Notwithstanding the foregoing, each party shall use its commercially reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

5.8.                              Employee Benefits.

(a)                                  Parent and Newco hereby agree that Parent shall cause the Surviving Corporation to, for a period of at least one year following the Closing Date, continue to provide to employees of the Company and its Subsidiaries compensation and employee benefit plans, programs and arrangements that are substantially similar in the aggregate (excluding equity arrangements but including existing bonus plans through December 31, 2006; provided, however, that the Surviving Corporation shall not be required to continue any aspect of such existing bonus plans describing an “annual kicker bonus” or pay any “annual kicker bonus” under the terms of such existing bonus plans) to the employee benefit plans, programs and arrangements provided to such employees immediately prior to the Closing Date.

(b)                                 Parent and Newco hereby agree that, from and after the Closing Date, Parent shall cause the Surviving Corporation to grant all employees of the Company and its Subsidiaries credit for any service with the Company or its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or its Subsidiaries on or after the Closing Date (the “Newco Plans”).  In addition, Parent and Newco hereby agree that Parent shall cause (i) the Surviving Corporation to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Newco Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Newco Plan.

(c)                                  Parent and Newco hereby agree to cause the Surviving Corporation from and after the Effective Time to continue to be bound by and comply with the terms of all written employment agreements and severance agreements of the Company existing on the date hereof.

5.9.                              Indemnification of Directors and Officers.

(a)                                  The Parent shall cause the Surviving Corporation and its Subsidiaries to maintain in effect and comply with in its certificate of incorporation and bylaws (or similar governing documents) for a period of six (6) years after the Effective Time, provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees substantially no less favorable to the indemnified persons than the corresponding provisions contained in the certificate of incorporation and bylaws of the Company or such Subsidiary (but in no event in excess of the maximum elimination of liability or advancement of expenses then permitted by applicable law with respect to such prior periods). The Surviving Corporation shall purchase and maintain a “tail” directors’ and officers’ liability insurance policy covering a period of six (6) years after the Effective Time for the benefit of the directors and officers of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such tail policy an amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for directors’ and officers’ liability insurance; and provided further that if the aggregate premiums of such tail policy would exceed such amount, the Surviving Corporation shall be obligated to obtain a tail policy which the Surviving Corporation, following consultation with the Representative, reasonably believes to provide the greatest coverage that is available for a cost not exceeding such amount.

(b)                                 Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director, officer or employee of the Company or its Subsidiaries on or prior to the sixth anniversary of the Effective Time, the provisions of Section 5.9(a)(i) (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(c)                                  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.9.

(d)                                 This Section 5.9 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Surviving Corporation and the former or continuing directors, officers and employees of the Company and its Subsidiaries to the fullest extent possible, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the former or continuing directors, officers and employees of the Company and its Subsidiaries to the fullest extent possible.

5.10.                        Newco;  Company Subsidiaries.

(a)                                  The Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

(b)                                 The Company will take all action necessary to cause each of its Subsidiaries to comply with terms of this Agreement applicable to its Subsidiaries.

5.11.                        Management Agreement Termination.

On the Closing Date, the Surviving Corporation shall pay an aggregate of $1,927,320 to the Managers, which amount shall constitute full satisfaction of (i) all “Management Fees” and “Six-Month Management Fees” (each as defined in the Management Agreement) earned and accrued by the Managers as of the Closing Date but not yet paid, (ii) any unreimbursed out-of-pocket expenses incurred by the Managers and not yet paid and (iii) a termination fee payable to the Managers in consideration for their agreement to terminate the Management Agreement (in the case of clauses (i) and (iii) to be allocated between each Manager in the same ratio as Management Fees are allocated under the Management Agreement and in the case of clause (ii) to be allocated as incurred by such Managers) (collectively, all such fees, the “Management Fees”), and the Management Agreement shall terminate upon the Closing in accordance with the termination letter attached as Exhibit H hereto (the “Management Agreement Termination”).

5.12.                        Tax Benefits.

(a)                                  The Surviving Corporation shall pay the amount of any Tax Benefit (reduced as provided in the first two sentences of the last paragraph of Section 5.12(b)), plus interest at a rate of 10% per annum compounding monthly, from the date on which such Tax Benefit is actually realized, minus any unreimbursed Tax Preparation Amount, to the Former Common Securities Holders and the Former Series C Preferred Holders not later than five business days after the date on which the Surviving Corporation (or any consolidated group of which the Surviving Corporation is a member) files an annual (or part-year, in the case of a short tax year) federal or California income Tax Return (not including any amended Tax Return) with respect to a period for which a Tax Benefit is actually realized.

(b)                                 For purposes of this Section 5.12, the amount of any Tax Benefit for any tax year (or part-year, in the case of a short tax year), shall be calculated on a “with and without” basis, and shall equal the excess, if any, of:

(i)                                     the aggregate amount of federal and California income Tax liability of the Surviving Corporation, any Subsidiary of the Surviving Corporation and any consolidated group of which any such entity is a member for such tax year (or part-year) if no Tax Benefit Items had been available for any year, but all other items of deduction, credit or other Tax attributes were available and had been applied as if no Tax Benefit Items were ever available, to the Surviving Corporation, any Subsidiary of the Surviving Corporation and any consolidated group of which any such entity is a member for that or any other tax year, over

(ii)                                  the aggregate amount of federal and California income Tax liability of the Surviving Corporation, any Subsidiary of the Surviving Corporation and any consolidated group of which any such entity is a member for any tax year (or part-year, in the case of a short tax year), taking into account both Tax Benefit Items and all other items of deduction, credit or other Tax attributes as all such items are actually used under applicable Tax law.

In calculating the amount to be paid by the Surviving Corporation pursuant to this Section 5.12 with respect to the short tax year ending on or before the Closing Date, the amount of such payment shall be the lesser of the amount of Tax Benefit calculated above and the amount of cash federal or California income Tax refund received by the Surviving Corporation or any Subsidiary of the Surviving Corporation, after the Closing Date, with respect to such short tax year.  If the Surviving Corporation or any Subsidiary of the Surviving Corporation is required to pay any federal or California income Taxes, after the Closing Date, with respect to such short tax year (that is, if the estimated and other Tax payments made by the Surviving Corporation or such Subsidiaires prior to the Closing Date are less than the Tax liability determined under clause (ii) above), the aggregate amount to be paid by the Surviving Corporation pursuant to this Section 5.12 for any later tax years shall be reduced by the amount of such post-Closing Tax payment.  For the avoidance of doubt, there may be a Tax Benefit attributable to a Tax Benefit Item for a year after the year in which a Tax Benefit Item is used to reduce Taxes as a matter of Tax law.

(c)                                  The date on which a Tax Benefit is actually realized shall be the date that is two months and fifteen days after the last day of the tax year with respect to which the Surviving Corporation pays less Taxes than it would be required to pay if there were no Tax Benefit (using the “with and without” methodology of Section 5.12(b)).

(d)                                 For the avoidance of doubt, any Tax Benefit Item applied in the computation of Ventura Sale Taxes shall be treated as no longer being available for purposes of this Section 5.12 and shall not result in additional payment to the Former Common Securities Holders and the Former Series C Preferred Holders in respect of such Tax Benefit Item in any year in which such Tax Benefit Item is used by the Surviving Corporation.

(e)                                  The Surviving Corporation shall not make, change or revoke any election that would limit the ability to carry back any Tax losses attributable to a Tax Benefit Item.

(f)                                    Until the entire Tax Benefit has been paid to the Former Common Securities Holders and the Former Series C Preferred Holders, the Surviving Corporation shall provide to the Representative an annual report (the “Tax Benefit Schedule”), not later than thirty (30) days after the date on which a federal income Tax Return including the Surviving Corporation is filed for any tax year (or part-year, in the case of a short year), computing in reasonable detail what Tax Benefit Items, if any, have been used and the amount of any Tax Benefit, if any, for such year, which report shall be prepared or reviewed by an independent accounting firm of national or regional repute, which may be the accounting firm engaged by the Surviving Corporation for the preparation or review of its tax returns generally (the “Tax Benefit Advisor”), and shall provide to the Representative any information reasonably requested to support such computation.  The amount of any payment under this Section 5.12 by the Surviving Corporation to the Former Common Securities Holders and the Former Series C Preferred Holders shall be reduced by the reasonable fees, out-of-pocket costs and expenses of the Tax Benefit Advisor in connection with the computations required for the calculation of the Tax Benefit (whether for purposes of this Section 5.12 or determination of Ventura Sale Taxes) and the amount of any payment to be made under this Section 5.12 (collectively, including a reasonable estimate of any accrued costs and expenses, the “Tax Preparation Amount”).  The Representative shall have the opportunity to review and comment on the Tax Benefit Schedule for any year, it being understood that the Surviving Corporation shall be required to take into account any such comments with respect to manifest errors, and shall be permitted to, but shall not be required to, take into account any other such comments (in its sole discretion), in a revised Tax Benefit Schedule.  The Tax Benefit Schedule, subject to any such revisions, shall be binding on the Surviving Corporation and the Representative, the Former Common Securities Holders and the Former Series C Preferred Holders.

(g)           Any Tax Benefit payments to be made to the Former Common Securities Holders and Former Series C Preferred Holders shall be distributed to such holders in accordance with the Applicable Percentage.

(h)           If there is a Change in Control, the Surviving Corporation and its Subsidiaries may (but shall not be required to) pay the Former Common Securities Holders and Former Series C Preferred Holders an aggregate amount equal to 90% times the sum of ((x) plus (y) minus (z)), where (x) equals the maximum aggregate amount of any Tax credits that could be claimed as a result of any Tax Benefit Items (whether or not such Tax Benefit Items have yet given rise to any such tax credits), (y) equals the product of (i) 41% and (ii) the total amount of Tax Benefit Items that give or gave rise to Tax deductions (whether or not such Tax deductions have been used as a matter of Tax law), and (z) equals the total amount of Tax Benefits actually paid to the Former Common Securities Holders and Former Series C Preferred Holders pursuant to this Agreement.  If the Surviving Corporation makes the payment described in this Section 5.12(h), not later than 30 days after the Change in Control, it shall have no future obligation to make any payment with respect to any Tax Benefits.

5.13.        Ventura Sale Proceeds.

Any Post-Closing Ventura Sale Proceeds received on or prior to the second anniversary of the Closing Date by the Surviving Corporation or its Subsidiaries after the Effective Time that have not been included in the final determination of the Purchase Price pursuant to Section 2.10 hereof shall be paid promptly, and in any event within five (5) Business Days of receipt thereof by the Surviving Corporation to the Former Common Securities Holders and Former Series C Preferred Holders in accordance with the Applicable Percentage.  If the closing of the Ventura Sale pursuant to the Ventura Sale Agreement has not occurred prior to the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to consummate the Ventura Sale pursuant to the Ventura Sale Agreement as promptly as reasonably practicable.  Following the Effective Time no amendment, modification or waiver of any provision of the Ventura Sale Agreement shall be made, and the Ventura Sale Agreement shall not be terminated by the Surviving Corporation or its Subsidiaries, without the prior written consent of the Representative not to be unreasonably withheld.  The Surviving Corporation shall keep the Representative reasonably informed of the status of and any material developments in the transactions contemplated by the Ventura Sale Agreement, and shall consult with the Representative on all material decisions and actions to be taken by the Surviving Corporation or its Subsidiaries with respect to the Ventura Sale.  If directed by the Representative, the Surviving Corporation shall (if it has the right to do so) amend or terminate the Ventura Sale Agreement and enter into any other agreement providing for the consummation of the Ventura Sale with another Person (and shall use its commercially reasonable efforts to consummate the Ventura Sale pursuant to such agreement as promptly as reasonably practicable); provided that (i) such amendment or agreement shall be subject to the reasonable review and comment of Parent; and (ii) such amendment or agreement shall not result in any post-closing obligations, indemnities or liabilities that taken as a whole are more burdensome to the Surviving Corporation than the Ventura Sale Agreement without the prior written consent of Parent not to be unreasonably withheld.

5.14.        Employment Litigation.

(a)           The Surviving Corporation shall be responsible for and shall pay and discharge when due the first $2,500,000 of Employment Litigation Losses.  If and to the extent the Employment Litigation Losses exceed $2,500,000 (the amount of such excess above $2,500,000 being the “Excess Losses”), then the Surviving Corporation shall be entitled to recover such Excess Losses solely from the Employment Litigation Escrow Account up to the amount of the Employment Litigation Escrow Funds then available.  To the extent the Excess Losses exceed the Employment Litigation Escrow Funds, they shall be borne by the Surviving Corporation.  In the event the Surviving Corporation incurs Excess Losses, it shall provide the Representative a reasonably detailed calculation of such Excess Losses together with reasonable supporting documentation.  In such event, the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation the amount of such Excess Losses up to the full amount of Employment Litigation Escrow Funds available.  If, upon the third anniversary of the Closing Date, any amount remains in the Employment Litigation Escrow Account, then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any such remaining amounts to the Surviving Corporation for further distribution to the Former Common Securities Holders and Former Series C Preferred Holders in accordance with the Applicable Percentage.

(b)           Following the Effective Time no provision of the Employment Litigation Settlement Agreement shall be modified, amended or waived, and the Employment Litigation Settlement Agreement shall not be terminated, without the prior written consent of the Representative not to be unreasonably withheld.  The Surviving Corporation shall keep the Representative reasonably informed of the status of and any material developments in the transactions and proceedings contemplated by the Employment Litigation Settlement Agreement or the Employment Litigation, and shall consult with the Representative on all material decisions and actions to be taken with respect to such transactions.  The Representative shall have the right to participate in (but not control) any negotiations, claims or proceedings relating to the Employment Litigation Settlement Agreement or the Employment Litigation.

5.15.        Seller Expenses.

Upon request of the Surviving Corporation and submission of reasonable supporting documentation therefor, the Representative shall promptly pay any Seller Expenses that are incurred but not paid by the Company prior to the Closing and that did not reduce the final Purchase Price.  Neither the

Surviving Corporation nor any of its Subsidiaries shall have any obligation, liability or responsibility in respect of any Seller Expenses required to be paid by the Representative pursuant to this Section 5.15, and the Representative shall (and hereby does) indemnify and agree to defend and hold harmless the Surviving Corporation, its Subsidiaries, and their respective Affiliates from and against any such liability, obligation or responsibility and any related loss, cost, damage or expense.

ARTICLE 6 -

CONDITIONS TO CLOSING

6.1.          Mutual Conditions.

The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)           No Injunction.  At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order.

(b)           Antitrust Clearance.  The waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

6.2.          Conditions to the Obligations of Parent and Newco.

The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

(a)           Representations and Warranties; Covenants.  All representations and warranties made by the Company in this Agreement that are qualified by Material Adverse Effect or “material” and the representations and warranties contained in Sections 3.5(a) and 3.5(b) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and all other representations and warranties made by the Company in this Agreement not so qualified shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing; provided that, with respect to covenants, obligations and conditions that are qualified by materiality, the Company shall have performed or complied with all such covenants, obligations and conditions in all respects.

(b)           Closing Deliveries.  The Company shall have delivered to Parent and Newco the following:

(i)            the Management Agreement Termination, duly executed by each of the Managers, the Company, and the Subsidiaries of the Company;

(ii)           executed counterparts to the Escrow Agreement signed by the Company, the Representative, and the Escrow Agent;

(iii)          such of the landlord consents as are required in connection with the transactions contemplated hereby under the restaurant lease agreements identified on Schedule 3.3, such that the Company’s Store-Level EBITDA generated in 2005 at such restaurants with respect to which such consents have been obtained, together with the Company’s Store-Level EBITDA generated in 2005 at all other restaurants owned and operated by the Company or its Subsidiaries under restaurant lease agreements not identified on Schedule 3.3 for which consent is not required to be obtained in connection with the transactions contemplated hereby, together constitute at least 95% of the Company’s Store-Level EBITDA generated in 2005 at all of the Company’s and its Subsidiaries owned and operated restaurants (the Store-Level EBITDA for each Restaurant in 2005 being the dollar amounts set forth on Schedule 6.2);

(iv)          such of the necessary consents and transfer approvals from the appropriate Governmental Authorities for the Liquor Licenses are required to be obtained prior to the Closing in connection with the transactions contemplated hereby, each in form customarily given by the applicable Governmental Authorities, such that the Company’s Store-Level EBITDA generated in 2005 at the restaurants under which such Liquor License consents and transfer approvals have been obtained, together with the Company’s Store-Level EBITDA generated in 2005 at all other restaurants owned and operated by the Company or its Subsidiaries for which Liquor License consents or transfer approvals from Governmental Authorities are not required to be obtained prior to the Closing in connection with the transactions contemplated hereby, together constitute at least 90% of the Company’s Store-Level EBITDA generated in 2005 at all of the restaurants owned and operated by the Company or its Subsidiaries (the Store-Level EBITDA for each restaurant in 2005 being the dollar amounts set forth on Schedule 6.2); and

(v)           a certificate, signed by the Secretary of the Company, dated the Closing Date: (A) attaching copies of all resolutions adopted by the board of directors of the Company in respect of the transactions contemplated by this Agreement and by all agreements ancillary hereto or entered into in connection herewith; (B) attaching copies of all resolutions adopted by the stockholders of the Company (including by written consent) in respect of the transactions contemplated by this Agreement; (C) certifying that the copies of resolutions attached thereto pursuant to clauses (A) and (B) above are true, correct and complete copies of such resolutions; (D) certifying that the resolutions, copies of which are attached thereto pursuant to clauses (A) and (B) above, have remained in full force and effect continuously since their adoption, and have not been modified, amended or repealed in any manner; (E) attaching a copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified by the Secretary of State of the State of Delaware; (F) attaching a copy of the bylaws of the Company, as amended through the Closing Date; and (G) certifying that the copies of the

Certificate of Incorporation and bylaws attached thereto pursuant to clauses (E) and (F) above are true, complete and correct copies of such documents;

(vi)          a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware as of a date not more than three days prior to the Closing Date; and

(vii)         the calculation of the Estimated Purchase Price, made and delivered pursuant to Section 2.10(b).

(c)           Closing Certificates.

(i)            The Company shall have delivered to Parent a certificate signed by the President or a Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) has been satisfied;

(ii)           The Company shall have delivered to Parent a certificate, in the form and substance required under Treasury Regulation §1.897-2(h), so that Parent is exempt from withholding any portion of the Purchase Price pursuant to Treasury Regulation §1.1445-2.

(d)           Legal Opinion.  Dechert LLP, counsel to the Company, shall have delivered its legal opinion to Parent in substantially the form attached hereto as Exhibit J.

(e)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, or event that has had or would reasonably be expected to have a Material Adverse Effect.

6.3.          Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable law:

(a)           Representations and Warranties; Covenants.  All representations and warranties made by Parent and Newco in this Agreement that are qualified by “material adverse effect” or “material” shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and all other representations and warranties made by Parent or Newco in this Agreement not so qualified shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at Closing; provided that, with respect to covenants, obligations and conditions that are qualified by materiality, Parent and Newco shall have performed or complied with all such covenants, obligations and conditions in all respects.

(b)           Closing Deliveries.  Parent shall have delivered to the Company an executed counterpart to the Escrow Agreement signed by Parent and the Escrow Agent and of each other document or agreement required to be delivered hereunder by Parent or Newco.

(c)           Closing Certificate.  Parent and Newco shall have delivered to the Company a certificate, signed by the President or a Vice President of Parent and Newco, dated the Closing Date, to the effect that the condition specified in Section 6.3(a) has been satisfied.

(d)           Legal Opinion.  Morgan, Lewis & Bockius LLP, counsel to the Parent and Newco, shall have delivered its legal opinion to Company in substantially the form attached hereto as Exhibit K.

ARTICLE 7 -

TERMINATION, AMENDMENT AND WAIVER

7.1.          Termination.

This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent, if the Merger shall not have been consummated on or before 30 days after the date hereof (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c)           by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           by Parent, if the Company shall have breached, defaulted under, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by the Company in this Agreement shall have been incorrect when made if (i) such breach, default, failure to comply, or incorrect representation or warranty has not been cured within 15 Business Days after written notice thereof to the Company and the Representative, (ii) such breach, default, failure to comply or incorrect representation or warranty, individually or in the aggregate, would cause the conditions set forth in Section 6.2 to become incapable of being satisfied and (iii) Parent’s failure to fulfill any obligation under this Agreement has not been the primary cause of, or resulted in, the failure of the Merger to occur by the date of termination; and

(e)           by the Company, if Parent or Newco shall have breached, defaulted under, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by Parent or Newco in this Agreement shall have been incorrect when made if (i) such breach, default, failure to comply, or incorrect representation or warranty has not been cured within 15 Business Days after written notice thereof to Parent, (ii) such breach, default, failure to comply or incorrect representation or warranty, individually or in the aggregate, would cause the conditions set forth in Section 6.3 to become incapable of being satisfied and (iii) the Company’s failure to fulfill any obligation under this Agreement has not been the primary cause of, or resulted in, the failure of the Merger to occur by the date of termination.

7.2.          Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.2(b) and 10.4, which shall survive the termination of this Agreement and (b) such termination shall not preclude either party from suing the other party for any willful breaches of this Agreement.

ARTICLE 8 -

NO SURVIVAL OF REPRESENTATIONS; RELEASE

8.1.          No Survival of Representations.

The representations and warranties contained in this Agreement (whether or not contained in Articles 3 and 4) or in any certificate delivered pursuant to Section 6.2 or Section 6.3 shall not survive and shall terminate at the Effective Time.  The covenants and agreements to be performed prior to the Effective Time pursuant to this Agreement shall terminate at the Effective Time, and all other covenants and agreements shall survive the Effective Time and remain in effect indefinitely or in accordance with their terms.

8.2.          Release.

Notwithstanding anything else contained in this Agreement to the contrary, as a material inducement to the Company entering into this Agreement, Parent and Newco each hereby waive, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its affiliates (including the Surviving Corporation) may have against the other parties hereto or their directors, officers, stockholders or affiliates, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including any relating to tax, environmental or employee matters), by reason of this Agreement, the events giving rise to or subject matter of this Agreement and the transactions contemplated hereby, except in the case of fraud, and except in the case of any claim under any Letter of Transmittal.  For the avoidance of doubt, the foregoing release shall not prohibit Parent or the Surviving Corporation from making a claim (i) for a proper distribution from the Purchase Price Escrow Account with respect to the Actual Adjustment or (ii) for a proper distribution from the Employee Litigation Escrow Account in accordance with Section 5.14.

ARTICLE 9 -

REPRESENTATIVE OF THE FORMER SECURITIES HOLDERS

9.1.          Authorization of Representative.

(a)           BRS (and any successor of BRS or any assign of BRS so long as such assign is an affiliate of BRS) is hereby appointed, authorized and empowered to act as the Representative, for the benefit of the Former Securities Holders, and BRS hereby accepts such appointment, as the exclusive agent and attorney-in-fact to act on behalf of each Former Securities Holder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)            to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)           to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)          as Representative, to enforce and protect the rights and interests of the Former Securities Holders (including the Representative, in its capacity as a stockholder in the Company) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Former Securities Holders, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco and/or Surviving Corporation, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Former Securities Holders, and/or the Escrow Funds, and receive process on behalf of any or all of the Former Securities Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv)          to refrain from enforcing any right of the Former Securities Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; and

(v)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)           The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative.  In connection with the foregoing, at the Closing, the Company shall transfer $500,000 (the “Expense Funds”) to the Representative, to be used by Representative to pay expenses incurred by Representative in its capacity as Representative.  Once Representative determines, in its sole discretion, that Representative will not incur any additional expenses in its capacity as Representative, then the Representative will distribute the remaining unused Expense Funds pro rata to the Former Series C Preferred Holders and the Former Common Securities Holders in accordance with their Applicable Percentage.  In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Former Securities Holders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents bad faith or willful misconduct, and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Former Securities Holders.  Each Former Securities Holder shall indemnify, pro rata based upon the portion of the Purchase Price to which such holder is entitled pursuant to this Agreement, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding, or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise; provided, however, that the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its bad faith or willful misconduct.  In the event of any indemnification hereunder, upon written notice from Representative to the Former Securities Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Former Securities Holder shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency (pro rata based upon the portion of the Purchase Price to which such holder is entitled pursuant to this Agreement); provided, that no such holder shall be liable for that portion of any claim of indemnification, individually or in the aggregate, that is in excess of such holder’s pro rata portion of the Purchase Price to which such holder is entitled pursuant to this Agreement.

(c)           All of the indemnities, immunities and powers granted to the Representative under this Agreement by the Former Securities Holders shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d)           Parent and Surviving Corporation shall have the right to (i) rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow

Agreement, all of which actions or omissions shall be legally binding upon the Former Securities Holders and (ii) ignore any communication from any Former Securities Holder other than the Representative relating to powers granted to the Representative hereunder, which Representative shall be solely responsible for all communications between any Former Securities Holders, on the one hand, and Parent or the Surviving Corporation, on the other hand relating to powers granted to the Representative hereunder.

(e)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Securities Holder; and (ii) shall survive the consummation of the Merger.

(f)            Notwithstanding anything herein to the contrary, upon delivery of any amounts or other property hereunder to the Representative in accordance with the terms of this Agreement or the Escrow Agreement for itself or on behalf of any Former Securities Holder, none of the Parent, the Surviving Corporation or any of its Subsidiaries shall have any further liability, responsibility or obligation with respect to the delivery of any such amounts or other property or with respect to any such Former Securities Holder.

ARTICLE 10 -

MISCELLANEOUS

10.1.        Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one day after mailing, or if mailed in any other way, then upon receipt, as follows:

If to Parent and Newco:

RM Restaurant Holding Corp.

5200 Town Center Circle

Suite 470

Boca Raton, FL  33486

Facsimile:  (561) 394-0540

Attention:  M. Steven Liff and C. Deryl Couch

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA  15219-6401

Facsimile:  (412) 560-7001

Attention:  David A. Gerson

If to the Company:

Real Mex Restaurants, Inc.
5660 Katella Avenue
Suite 100
Cypress, CA 90630
Facsimile:  (562) 346-1474
Attention:  Frederick F. Wolfe

with a copy to (which shall not constitute notice):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile:  (215) 994-2222
Attention:  Carmen J. Romano, Esq.

If to The Representative:

Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
29th Floor
New York, NY 10022
Facsimile:  (212) 521-3799
Attention:  Harold O. Rosser

with a copy to (which shall not constitute notice):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile:  (215) 994-2222
Attention:  Carmen J. Romano, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

10.2.        Exhibits and Schedules.

All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  For the purposes of this Agreement, any matter that is disclosed in a particular Schedule to this Agreement shall be deemed to have been included in the other Schedules, not withstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Schedules is reasonably apparent on the face of the disclosure of such matter.  Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

10.3.        Time of the Essence; Computation of Time.

Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

10.4.        Expenses.

Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Subject to the provisions of this Agreement, including Section 2.10, Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses) shall be paid by the Company and/or the Surviving Corporation.  Except as contemplated by Section 2.11(a), any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid, by the Parent when due, and the Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

10.5.        Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof, except that the DGCL shall apply to the effect of the Merger.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in New York, New York, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

10.6.        Assignment; Successors and Assigns; No Third Party Rights.

Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided, however, that from and after the Effective Time each of Parent, Newco and/or the Surviving Corporation may assign this Agreement and its obligations hereunder without the consent of the Company or the Representative to (x) its lenders for collateral purposes, including as collateral security, or (y) any Person that acquires all or substantially all of the business and assets of Parent or the Surviving Corporation.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  Except as set forth in Section 5.9 and Section 9.1(a) hereof, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

10.7.        Counterparts.

This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed counterpart to this Agreement.

10.8.        Titles and Headings.

The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.9.        Entire Agreement.

This Agreement, including the Exhibits and Schedules attached thereto, and, prior to the Effective Time, the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

10.10.      Severability.

The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

10.11.      No Strict Construction.

Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

10.12.      Specific Performance.

Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

10.13.      Waiver of Jury Trial.

Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.14.      Failure or Indulgence not Waiver.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.15.      Amendments.

Subject to and in accordance with applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed (a) on behalf of Parent, the Company and the Representative at any time prior to the Closing Date with respect to any of the terms contained herein and (b) on behalf of Parent and the Representative at any time after the Closing Date with respect to any of the terms contained herein.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

REAL MEX RESTAURANTS, INC.

By:	/s/ Frederick Wolfe
Name: Frederick Wolfe
Title: Chief Executive Officer

RM RESTAURANT HOLDING CORP.

By:	/s/ Anthony Polazzi
Name: Anthony Polazzi
Title: Vice President

RM INTEGRATED, INC.

By:	/s/ Anthony Polazzi
Name: Anthony Polazzi
Title: Vice President

JOINDER

The Representative joins in this Agreement solely for purposes of Sections 2.10 and 9.1 hereof and solely in its capacity as the Representative and for no other purposes and in no other capacity.

REPRESENTATIVE:

BRUCKMANN, ROSSER, SHERRILL & CO., INC.

By:	/s/ Harold O. Rosser
Name: Harold O. Rosser
Title: Managing Director